                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM U-3A-2/A

  Statement by Holding Company Claiming Exemption Under Rule U-3A-2/A from the
         Provisions of the Public Utility Holding Company Act of 1935

                     To Be Filed Annually Prior to March 1

   _________________________________________________________________________

                               PG&E CORPORATION

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator ("EWG") or foreign utility company in which claimant directly or indirectly holds an interest.

       1.1.  PG&E Corporation ("Claimant")
             California corporation

             PG&E Corporation
             One Market, Spear Tower, Suite 2400
             San Francisco, CA  94105

             Claimant is a holding company formed by Pacific Gas and Electric Company, a public utility. On January 1, 1997, Claimant became the parent of Pacific Gas and Electric Company pursuant to a corporate reorganization plan. Claimant is also the parent of non-utility subsidiaries formerly owned by Pacific Gas and Electric Company.

       1.2.  Subsidiaries

       1.2.1.  Elm Power Corporation
               Delaware corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA 94105

               Elm Power Corporation is a wholly owned subsidiary of Claimant, for the purpose of repurchasing shares.

       1.2.2.  Pacific Gas and Electric Company
               California corporation

               77 Beale Street
               P.O. Box 770000
               San Francisco, CA 94177

               Pacific Gas and Electric Company is a wholly owned subsidiary of Claimant. Pacific Gas and Electric Company is an operating public utility engaged principally in the business of supplying electric and natural gas service throughout most of Northern and Central California.

       1.2.2.1.  Alberta and Southern Gas Co., Ltd.
                 Alberta corporation

                 1500 Bankers Hall
                 855 Second Street., SW
                 Calgary, Alberta T2P 4J7

                 Alberta and Southern Gas Co. Ltd. is a wholly owned Canadian subsidiary of Pacific Gas and Electric Company. Alberta and Southern Gas Co. Ltd. formerly purchased natural gas in Canada for the California market.

       1.2.2.1.1. Alberta and Southern Gas Marketing, Inc.
                  Alberta corporation

                  1500 Bankers Hall


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                  855 Second Street., SW
                  Calgary, Alberta T2P 4J7

                  Alberta and Southern Gas Marketing, Inc. is a wholly owned subsidiary of Alberta and Southern Gas Co. Ltd. Alberta and Southern Gas Marketing, Inc., formerly marketed natural gas in non-California markets.

       1.2.2.2.  Natural Gas Corporation of California
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Natural Gas Corporation of California is a wholly owned subsidiary of Pacific Gas and Electric Company. Natural Gas Corporation of California acts as the vehicle for the amortization of certain regulatory assets.

       1.2.2.2.1.  NGC Production Company
                   California corporation

                   P.O. Box 770000
                   77 Beale Street, 32nd Floor
                   San Francisco, CA 94177

                   NGC Production Company is a wholly owned subsidiary of Natural Gas Corporation of California. NGC Production Company facilitates project financing for Natural Gas Corporation of California's capital requirements.

       1.2.2.2.2.  Alaska Gas Exploration Associates
                   California corporation

                   P.O. Box 770000
                   77 Beale Street, 32nd Floor
                   San Francisco, CA 94177

                   Alaska Gas Exploration Associates is 50% owned by Natural Gas Corporation of California.

       1.2.2.3.  Pacific Conservation Services Company
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Pacific Conservation Services Company is a wholly owned subsidiary of Pacific Gas and Electric Company. Pacific Conservation Services Company engages in borrowing and lending operations required to fund Pacific Gas and Electric Company conservation loan programs.

       1.2.2.4.  Calaska Energy Company
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Calaska Energy Company is a wholly owned subsidiary of Pacific Gas and Electric Company. Calaska Energy Company was Pacific Gas and Electric Company's representative in the Alaska Highway Pipeline Project, which was formed to bring Prudhoe Bay natural gas to the lower 48 states.

       1.2.2.5.  Eureka Energy Company
                 California corporation


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                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Eureka Energy Company is a wholly owned subsidiary of Pacific Gas and Electric Company. Eureka Energy Company owns land in San Luis Obispo County.

       1.2.2.6.  Standard Pacific Gas Line, Incorporated
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Standard Pacific Gas Line, Incorporated is a subsidiary of Pacific Gas and Electric Company. Standard Pacific
                 Gas Line, Inc. transports natural gas in California. Pacific Gas and Electric Company owns a 85.71% interest, and Chevron Pipe Line Company owns the remaining 14.29% interest.

       1.2.2.7.  Pacific California Gas System, Inc.
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Pacific California Gas System, Inc. is a wholly owned subsidiary of Pacific Gas and Electric Company. Pacific California Gas System, Inc. was created to hold intrastate gas pipeline operations.

       1.2.2.8.  Pacific Energy Fuels Company
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Pacific Energy Fuels Company is a wholly owned subsidiary of Pacific Gas and Electric Company. Pacific Energy Fuels Company owns and finances nuclear fuel inventory.

       1.2.2.9.  Pacific Gas Properties Company
                 California corporation

                 P.O. Box 770000
                 77 Beale Street, 32nd Floor
                 San Francisco, CA 94177

                 Pacific Gas Properties Company is a wholly owned subsidiary of Pacific Gas and Electric Company. Pacific Gas Properties Company owns California property.

       1.2.2.9.1.  Pacific Properties
                   California corporation

                   P.O. Box 770000
                   77 Beale Street, 32nd Floor
                   San Francisco, CA 94177

                   Pacific Properties is 50% owned by Pacific Gas
                   Properties Company. Pacific Properties owns California property.

       1.2.2.10.  Chico Commons, L.P.
                  California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  Chico Commons, L.P. is 41% owned by Pacific Gas and Electric


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                  Company as a limited partner. Chico Commons, L.P. was created to construct and own low income housing.

       1.2.2.11.  PG&E Capital I

                  P.O. Box 770000
                  77 Beale Street, 32nd Floor
                  San Francisco, CA 94177

                  PG&E Capital I, a business trust, is 3% owned by Pacific Gas and Electric Company.
                  PG&E Capital I was formed as a special purpose financing vehicle for the purpose of issuing deferrable income securities.

       1.2.2.12.  PG&E Funding, LLC
                  Delaware corporation

                  245 Market Street, Suite 424
                  San Francisco, CA 94105

                  PG&E Funding, LLC is a wholly owned subsidiary of Pacific Gas and Electric Company. PG&E Funding, LLC is a special purpose financing vehicle formed for the ownership of transition property and issuance of securities.

       1.2.2.13.  201 Turk Street, L.P.
                  California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  201 Turk Street, L.P. is 32.4% owned by Pacific Gas and Electric Company as a limited partner. 201 Turk Street, L.P. was created to construct and own a low income housing project.

       1.2.2.14. 1989 Oakland Housing Partnership Associates, L.P. California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  1989 Oakland Housing Partnership Associates, L.P. is owned 40% by Pacific Gas and Electric Company as a limited partner. 1989 Oakland Housing Partnership Associates, L.P. was created to construct and own low income housing.

       1.2.2.15. 1992 Oakland Regional Housing Partnership Associates, L.P. California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  1992 Oakland Regional Housing Partnership Associates,
                  L.P. is owned 17% by Pacific Gas and Electric Company as a limited partner. 1992 Oakland Housing Partnership Associates, L.P. was created to construct and own low income housing.

       1.2.2.16. 1994 Oakland Regional Housing Partnership Associates, L.P. California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  1994 Oakland Regional Housing Partnership Associates,
                  L.P. is owned 12% by Pacific Gas and Electric Company as a limited partner. 1994 Oakland Regional Housing Partnership Associates, L.P. was created to construct and own low income housing.

       1.2.2.17. Pacific Gas and Electric Housing Fund Partnership, L.P. California partnership

                  One Market, Spear Tower, Suite 2400


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                  San Francisco, CA 94105

                  Pacific Gas and Electric Housing Fund Partnership,
                  L.P. is owned 99.9% by Pacific Gas and Electric Company as a limited partner. Pacific Gas and Electric Housing Fund Partnership, L.P., invests in projects that construct and own low income housing.

       1.2.2.18.  Merritt Community Capital Fund V, L.P.
                  California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  Merritt Community Capital Fund V, L.P.
                  is owned 2.2% by Pacific Gas and Electric
                  Company as a limited partner. Merritt Community Capital Fund V, L.P., was created to construct and own low income housing.

       1.2.2.19.  Schoolhouse Lane Apartments, L.P.
                  California partnership

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  Schoolhouse Lane Apartments, L.P. is owned 99% by Pacific Gas and Electric Company as a limited partner. Schoolhouse Lane Apartments, L.P., was created to construct and own low income housing.

       1.2.2.20.  PG&E Holdings, LLC
                  Delaware corporation

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  PG&E Holdings, LLC is a wholly owned subsidiary of Pacific Gas and Electric Company. PG&E Holdings, LLC was formed as a holding company for repurchased shares.

       1.2.2.21.  PG&E CalHydro, LLC
                  California corporation

                  One Market, Spear Tower, Suite 2400
                  San Francisco, CA 94105

                  PG&E CalHydro, LLC is a wholly owned subsidiary of Pacific Gas and Electric Company. PG&E CalHydro, LLC was formed for the purpose of owning and operating a system of hydroelectric facilities and related watershed.

       1.2.3.  PG&E National Energy Group, Inc.
               Delaware corporation

               7500 Old Georgetown Road, 13th Floor
               Bethesda, MD 20814-6161

               PG&E National Energy Group, Inc. is a wholly owned subsidiary of Claimant. PG&E National Energy Group, Inc. was formed for the purpose of holding ownership of PG&E Corporation's unregulated subsidiaries, both direct and indirect.

       1.2.3.1.  PG&E Enterprises
                 California corporation

                 One Market, Spear Tower, Suite 2400
                 San Francisco, CA 94105

                 PG&E Enterprises is a wholly owned subsidiary of PG&E National Energy Group, Inc. PG&E Enterprises was formed as a holding company for oil and gas, real estate, electric generation, and technology investments.

       1.2.3.1.1.  PG&E Shareholdings, Inc.


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                   California corporation

                   One Market, Spear Tower, Suite 2400
                   San Francisco, CA 94105

                   PG&E Shareholdings, Inc is a wholly owned non-regulated subsidiary of PG&E Enterprises. Investment holding company.

       1.2.3.1.1.1.  Gilia Enterprises
                     California corporation

                     4615 Cowell Blvd.
                     Davis, CA 95616

                     100% owned by PG&E Shareholdings, Inc.
                     A wholly owned, non-regulated indirect subsidiary of PG&E Enterprises through its ownership of PG&E Sharingholdings, Inc. Formed to hold interest in real estate investment

       1.2.3.1.1.1.1.  Marengo Ranch Joint Venture
                       California partnership

                       4615 Cowell Blvd.
                       Davis, CA 95616

                       63% owned by PG&E Shareholdings, Inc. as limited partner 1.3% owned by Gilia Enterprises as general partner
                       Land development in Sacramento County

       1.2.3.1.1.1.2.  Oat Creek Associates Joint Venture
                       California partnership

                       4615 Cowell Blvd.
                       Davis, CA 95616

                       50% owned by PG&E Shareholdings, Inc. as limited partner 50% owned by Gilia Enterprises as general partner
                       Land development in Yolo County

       1.2.3.1.1.2.  Rancho Murieta Joint Venture
                     California partnership

                     4615 Cowell Blvd.
                     Davis, CA 95616

                     45% owned by PG&E Shareholdings, Inc. as limited partner. Real estate development in Sacramento County, CA.

       1.2.3.1.1.3.  1701 Oak Partnership
                     California partnership

                     4615 Cowell Blvd.
                     Davis, CA 95616

                     50% owned by PG&E Shareholdings, Inc. as limited partner. Real estate development in Kern County, CA.

       1.2.3.1.1.4.  1801 Oak Partnership
                     California partnership

                     4615 Cowell Blvd.
                     Davis, CA 95616

                     50% owned by PG&E Shareholdings, Inc. as limited partner. Real estate development in Kern County, CA.

       1.2.3.1.1.5.  BPS I, Inc.
                     California corporation

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                     One Market, Spear Tower, Suite 2400
                     San Francisco, CA 94105

                     100% owned by PG&E Shareholdings, Inc.
                     A wholly-owned, non-regulated real estate development subsidiary of PG&E Enterprises through its ownership of PG&E Shareholdings, Inc.

       1.2.3.1.1.5.1.  Alhambra Pacific (Joint Venture)
                       California partnership

                       4615 Cowell Blvd.
                       Davis, CA 95616

                       80% owned by PG&E Shareholdings, Inc. as general partner; 20% owned by BPS I, Inc. as limited partner Ownership of property in Yolo County.

       1.2.3.1.1.6.  The Conaway Ranch Company
                     California corporation

                     One Market, Spear Tower, Suite 2400
                     San Francisco, CA 94105

                     100% owned by PG&E Shareholdings, Inc.
                     A wholly-owned, non-regulated indirect subsidiary of PG&E Enterprises through its ownership of PG&E Shareholdings, Inc., in partnership with the Conaway Conservancy Group, an existing California general partnership owning the Conaway Ranch.

       1.2.3.1.1.6.1.  Conaway Conservancy Group Joint Venture
                       California partnership

                       4615 Cowell Blvd.
                       Davis, CA 95616

                       70% by PG&E Shareholdings, Inc.; and
                       30% by Conaway Ranch Company
                       Ownership of property in Yolo County.

       1.2.3.1.1.7.  DPR, Inc.
                     California corporation

                     One Market, Spear Tower, Suite 2400
                     San Francisco, CA 94105

                     100% owned by PG&E Shareholdings, Inc.
                     A wholly-owned, non-regulated indirect subsidiary of PG&E Enterprises through its ownership of PG&E Shareholdings, Inc.; general partner in a real estate partnership.

       1.2.3.1.1.8.  McSweeney Ranch Joint Venture
                     California partnership

                     4615 Cowell Blvd.
                     Davis, CA 95616

                     50% owned by PG&E Shareholdings, Inc.
                     Land development

       1.2.3.1.1.9.  PG&E Energy Trading Holdings, LLC
                     Delaware limited liability company

                     7500 Old Georgetown Road, 13th Floor
                     Bethesda, MD 20814-6161

                     100% owned by PG&E Shareholdings, Inc.
                     Formed for the limited purpose of holding stock in PG&E Energy Trading - Power Holdings Corporation.

       1.2.3.1.1.9.1. PG&E Energy Trading - Power Holdings Corporation California corporation

                       7500 Old Georgetown Road, 13th Floor


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                       Bethesda, MD 20814-6161

                       100% owned by PG&E Energy Trading Holdings, LLC.
                       Holding company for energy trading and overseas entities.

       1.2.3.1.1.9.1.1.  PG&E ET Investments Corporation
                         Delaware corporation

                         7500 Old Georgetown Road, 13th Floor
                         Bethesda, MD 20814-6161

                         100% owned by PG&E Energy Trading - Power Holdings Corporation. Owns the 98% limited partner interest in PG&E Energy Trading - Power, L.P., and the 98% membership interest in PG&E ET Synfuel 166, LLC.

       1.2.3.1.1.9.1.1.1.  PG&E Energy Trading-Power, L.P.
                           Delaware limited partnership

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           98% owned by PG&E ET Investments Corporation; 2% owned by PG&E Energy Trading - Power Holdings Corporation. Engages in electric power marketing and trading.

       1.2.3.1.1.9.1.1.2.  PG&E ET Synfuel 166, LLC
                           Delaware limited liability company

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           98% owned by PG&E ET Investments Corporation; and 2% owned by PG&E Energy Trading - Power Holdings Corporation. Formed to acquire a synthetic fuel production facility located in South Carolina.

       1.2.3.1.1.9.1.2.  PG&E International Inc.
                         California corporation

                         One Market, Spear Tower, Suite 2400
                         San Francisco, CA 94105

                         PG&E International Inc. is a wholly owned subsidiary of PG&E Energy Trading - Power Holdings Corporation, and is a holding company for overseas project companies.

       1.2.3.1.1.9.1.2.1. PG&E International Development Holdings, LLC Delaware limited liability company

                           One Market, Spear Tower, Suite 2400
                           San Francisco, CA 94105

                           A wholly-owned subsidiary of PG&E International, Inc., formed to own and sell an Australian pipeline development company.

       1.2.3.1.1.9.1.2.2.  Gannet Power Corporation
                           California corporation

                           One Market, Spear Tower, Suite 2400
                           San Francisco, CA 94105

                           100% owned by PG&E International Inc.

       1.2.3.1.1.9.1.2.3.  PG&E Overseas Holdings I, Ltd.
                           Cayman Islands Company

                           P.O. Box 309, George Town
                           Grand Cayman, Cayman Islands, BWI

                           A wholly-owned subsidiary of PG&E International, Inc., and is a holding Company for PG&E Overseas Holdings II, Ltd.


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       1.2.3.1.1.9.1.2.3.1.  PG&E Overseas Holdings II, Ltd.
                             Labuan Company

                             Unit Level 9(A2), Main Office Tower
                             Financial Park Labuan, Jalan Merdeka
                             87000 W.P. Labuan
                             Malaysia

                             100% owned by PG&E Overseas Holdings I, LTD., and is an investment company

       1.2.3.1.1.9.1.2.3.1.1. PG&E Corporation Australian Holdings Pty, Ltd. Australian corporation

                               Level 33, Waterfront Place
                               One Eagle Street
                               Brisbane, Queensland  4000
                               Australia

                               100% owned by PG&E Overseas Holding II, Ltd.
                               Holding company for Australian companies

       1.2.3.1.1.9.1.2.3.1.1.1. PG&E Gas Transmission Australia Pty Ltd. Australian corporation

                                 Level 33, Waterfront Place
                                 One Eagle Street
                                 Brisbane, Queensland 4000
                                 Australia

                                 100% owned by PG&E Corporation Australian
                                 Holdings Pty, Ltd.
                                 Investment company.

       1.2.3.1.1.9.1.2.3.1.1.2. PG&E Gas Transmission Queensland Pty Ltd Australian corporation

                                 Level 33, Waterfront Place
                                 One Eagle Street
                                 Brisbane, Queensland 4000
                                 Australia

                                 100% owned by PG&E Corporation Australian
                                 Holdings Pty, Ltd.
                                 Pipeline operator.

       1.2.3.1.1.9.1.2.3.1.1.3. PG&E Gas Transmission Unit Holdings Pty Ltd Australian corporation

                                 Level 33, Waterfront Place
                                 One Eagle Street
                                 Brisbane, Queensland 4000
                                 Australia

                                 100% owned by PG&E Corporation Australian
                                 Holdings Pty, Ltd.
                                 Investment company.

       1.2.3.1.1.9.1.2.3.1.1.4. PG&E Energy Trading Australia Pty Ltd Australian corporation

                                 Level 33, Waterfront Place
                                 One Eagle Street
                                 Brisbane, Queensland 4000
                                 Australia

                                 100% owned by PG&E Corporation Australian
                                 Holdings Pty, Ltd.
                                 Energy marketing company.

       1.2.3.1.1.9.1.2.3.1.1.5. PG&E Corporation Australia Pty Ltd. Australian corporation

                                 Level 33, Waterfront Place
                                 One Eagle Street


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                                 Brisbane, Queensland 4000
                                 Australia

                                 100% owned by PG&E Corporation Australian
                                 Holdings Pty, Ltd.
                                 Provides corporate services.

       1.2.3.1.1.9.1.2.4. PG&E Gas Transmission Bundaberg Pty Ltd. Australian corporation

                           Level 33, Waterfront Place
                           One Eagle Street
                           Brisbane, Queensland 4000
                           Australia

                           100% owned by PG&E International, Inc.
                           Project development company.

       1.2.3.1.1.9.1.2.5.  Rocksavage Services I, Inc.
                           Delaware corporation

                           One Market, Spear Tower, Suite 2400
                           San Francisco, CA 94105

                           100% owned by PG&E International Inc.

       1.2.3.1.1.9.1.3.  PG&E Energy Trading - Gas Corporation
                         California corporation

                         7500 Georgetown Road, 13th Floor
                         Bethesda, MD 20814-6161

                         100% owned by PG&E Energy Trading - Power Holdings Corporation. Engages in natural gas marketing and trading activities in the United States.

       1.2.3.1.1.9.1.3.1. PG&E Energy Trading, Canada Corporation Alberta corporation

                           335 Eighth Avenue, S.W. Suite 1740
                           Calgary, Alberta T2P 1CP
                           Canada

                           100% owned by PG&E Energy Trading - Gas Corporation. Engages in natural gas marketing and trading activities in Canada.

       1.2.3.1.1.9.1.3.1.1.  CEG Energy Options Inc.
                             Saskatchewan corporation

                             2366 Avenue C North, Suite 101
                             Saskatoon, Saskatchewan S7L 5X5
                             Canada

                             100% owned by PG&E Energy Trading, Canada
                             Corporation. Engages in natural gas marketing in Saskatchewan.

       1.2.3.1.1.9.1.3.2.  True Quote LLC
                           Kentucky limited liability company

                           9931 Corporate Campus Drive, Suite 2400
                           Louisville, KY 40223

                           46.24% owned by PG&E Energy Trading - Gas. Engages in the business of designing, developing, implementing, operating and commercializing a business- to-business e-commerce venture for the transmission of energy and energy-related products

       1.2.3.1.1.10.  PG&E Generating Company, LLC
                      Delaware limited liability company

                      7500 Old Georgetown Road, 13th Floor
                      Bethesda, MD 20814-6161


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                      100% owned by PG&E Shareholdings, Inc. Holding company for
                      PG&E Generating Company activities.

       1.2.3.1.1.10.1.  PG&E Generating Energy Group, LLC
                        Delaware limited liability company

                        7500 Old Georgetown Road, 13th Floor
                        Bethesda, MD 20814-6161

                        100% owned by PG&E Generating Company, LLC Holding company for PG&E National Energy Group merchant projects and USGen New England, Inc.

       1.2.3.1.1.10.1.1.  PG&E Generating Energy Holdings, Inc.
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Energy Group, LLC. Formed to be the holding company for the 1% membership interests of the limited liability companies under PG&E Generating Energy Group, LLC

       1.2.3.1.1.10.1.1.1.  Badger Power Corporation
                            Delaware corporation

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Badger Generating Company, LLC.

       1.2.3.1.1.10.1.2.  Black Hawk Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Energy Group, LLC General and limited partner in Athens Generating Company, L.P.

       1.2.3.1.1.10.1.3.  Black Hawk III Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Energy Group, LLC General and limited partner in Lake Road Generating Company, L.P.; holds membership interest in Lake Road Power I, LLC.

       1.2.3.1.1.10.1.3.1.  Lake Road Power I, LLC
                            Delaware limited liability company

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by Black Hawk III Power


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                            Corporation.
                            Formed to own a future partnership interest in Lake Road Generating Company, L.P.

       1.2.3.1.1.10.1.4.  Harlan Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Energy Group, LLC General and limited partner in Umatilla Generating Company, L.P.

       1.2.3.1.1.10.1.4.1.  Umatilla Generating Company, L.P.
                            Delaware limited partnership

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            51% owned by Harlan Power Corporation, and 49% owned by Juniper Power Corporation. Electric generating facility to be located near Umatilla, Oregon.

       1.2.3.1.1.10.1.5.  Peach I Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Energy Group, LLC Holds general partnership interest in
                          Athens Generating Company, L.P.

       1.2.3.1.1.10.1.6.  Peach IV Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Energy Group, LLC. Holds general partnership interest in Lake Road Generating Company, L.P.

       1.2.3.1.1.10.1.6.1.  Lake Road Power II, LLC
                            Delaware limited liability company

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by Peach IV Power Corporation. Formed to hold a future partnership interest in Lake Road Generating Company, L.P.

       1.2.3.1.1.10.1.7.  Juniper Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Energy Group, LLC General partner in Umatilla Generating Company, L.P.

       1.2.3.1.1.10.1.8.  Plover Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Energy Group, LLC General and limited partner in Mantua Creek Generating Company, L.P. and Mantua Creek Urban Renewal, L.P.

1.2.3.1.1.10.1.9.         Beech Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Energy Group, LLC General partner in Mantua Creek Generating Company, L.P. and Mantua Creek Urban Renewal, L.P.

      1.2.3.1.1.10.1.9.1.  Mantua Creek Urban Renewal, L.P.
                           Delaware limited partnership

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           51% owned by Plover Power Corporation, and
                           49% owned by Beech Power Corporation
                           Special purpose tax partnership formed for Mantua Creek Project; formed to operate under the Long Term Tax exemption Law, and to initiate and conduct projects for redevelopment of a redevelopment area pursuant to a redevelopment plan, and, when authorized by financial agreement with the municipality, to acquire, plan, develop, construct, alter, maintain, or operate industrial, commercial or administrative projects.

       1.2.3.1.1.10.1.10.  Black Hawk II Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Energy Group, LLC Inactive; formerly a general partner in the "old" Millennium Power Partners, L.P.

       1.2.3.1.1.10.1.11.  Peach III Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formerly held interest in Millennium Power Partners, L.P. Inactive and in process of dissolution.

       1.2.3.1.1.10.1.12.  First Arizona Land Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to enter into real estate options in the State of Arizona for the Harquahala Project.

       1.2.3.1.1.10.1.13.  First California Land Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC. Formed to enter into real estate options and/or leases in the State of California

       1.2.3.1.1.10.1.14.  PG&E Generating New England, Inc.
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own membership interst in PG&E Generating New England, LLC.

       1.2.3.1.1.10.1.14.1.  PG&E Generating New England, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             100% owned by PG&E Generating New England, Inc. Formed to be the successor company to USGen New England, Inc. in the Patriot Project.

       1.2.3.1.1.10.1.15.  Attala Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group LLC. Investment company for the Duke/Attala acquisition; owner of Attala Generating Company, LLC.

       1.2.3.1.1.10.1.15.1.  Attala Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             100% owned by Attala Power Corporation.
                             Merchant electric generating facility being constructed in Kosciusko, Mississippi.

       1.2.3.1.1.10.1.16.  Osprey Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Energy Group, LLC General and limited partner in Millennium Power Partners, L.P. (f/k/a East Syracuse Generating Company, L.P.); owns Magnolia Power Corporation.

        1.2.3.1.1.10.1.16.1.  Magnolia Power Corporation
                              Delaware corporation

                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814-6161

                              100% owned by Osprey Power Corporation
                              General partner in Millenium Power Parners, L.P.

       1.2.3.1.1.10.1.17.  San Gorgonio Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC. Investment company for the acquisition of the Sea West Wind Project.

       1.2.3.1.1.10.1.18.  Kennerdell Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership in Kennerdell Generating Company, LLC

       1.2.3.1.1.10.1.18.1.  Kennerdell Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor

                             Bethesda, MD 20814-6161

                             99% owned by Kennerdell Power Corporation, and
                             1% owned by PG&E Generating Energy Holdings, Inc. Formed to develop, own, manage, and operate a merchant electric generating facility to be located in Western Pennsylvania.

       1.2.3.1.1.10.1.19.  La Paloma Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in La Paloma Generating Company, LLC.

       1.2.3.1.1.10.1.20.  Liberty Generating Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Liberty Generating Company, LLC.

       1.2.3.1.1.10.1.20.1  Liberty Urban Renewal LLC
                            Delaware limited liability corporation

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            99% owned by Liberty Generating Corporation,
                            1% owned by PG&E Generating Energy Holdings, Inc. Formed to own and lease a merchant electric generating facility to be located in Linden, New Jersey

       1.2.3.1.1.10.1.21.  Otay Mesa Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Otay Mesa Generating Company, LLC.

       1.2.3.1.1.10.1.21.1.  Otay Mesa Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             99% owned by Otay Mesa Power Corporation, and
                             1% owned by PG&E Generating Energy Holdings, Inc. Formed to develop, manage, and operate a merchant electric generating facility to be located in San Diego County, California.

       1.2.3.1.1.10.1.22.  Bluebonnet Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Bluebonnet Generating Company, LLC.

       1.2.3.1.1.10.1.22.1.  Bluebonnet Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             99% owned by Bluebonnet Power Corporation, and
                             1% owned by PG&E Generating Energy Holdings, Inc. Formed to develop, own manage, and operate a merchant electric generating facility to be located in Texas.

       1.2.3.1.1.10.1.23.  Harquahala Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Owns a membership interest in Harquahala Generating Company, LLC.

       1.2.3.1.1.10.1.23.1.  Harquahala Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             99% owned by Harquahala Power Corporation, and
                             1% owned by PG&E Generating Energy Holdings, Inc. Formed to develop, own, manage, and operate a merchant electric generating facility to be located in Arizona.

       1.2.3.1.1.10.1.24.  Madison Wind Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Madison Wind Power, LLC.

       1.2.3.1.1.10.1.25.  Okeechobee Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Okeechobee Generating Company, LLC.

       1.2.3.1.1.10.1.26.  PG&E Dispersed Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own membership interest in PG&E Dispersed Generating Company, LLC.

       1.2.3.1.1.10.1.27.  Covert Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC Formed to own a membership interest in Covert Generating Company, LLC.

       1.2.3.1.1.10.1.28.  Goose Lake Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC. Formed to own a membership interest in Goose Lake Generating Company, LLC

       1.2.3.1.1.10.1.28.1.  Goose Lake Generating Company, LLC
                             Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             99% owned by Goose Lake Power Corporation, and
                             1% owned by PG&E Generating Energy Holdings, Inc. Merchant electric generating facility to be constructed in Goose Lake, Illinois

       1.2.3.1.1.10.1.29.  Meadow Valley Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Energy Group, LLC, Formed to own a membership interest in Meadow Valley Generating Company, LLC

       1.2.3.1.1.10.1.29.1. Meadow Valley Generating Company, LLC Delaware limited liability company

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             99% owned by Meadow Valley Power Corporation, and 1% owned by PG&E Generating Energy Holdings, Inc. Formed to develop, own, manage, and operate a merchant electric generating facility to be located near Las Vegas, Nevada.

       1.2.3.1.1.10.2.  PG&E Generating Power Group, LLC
                        Delaware limited liability company

                        7500 Old Georgetown Road, 13th Floor
                        Bethesda, MD 20814-6161

                        100% owned by PG&E Generating Company, LLC
                        Holding company for PG&E Generating Company operating projects

       1.2.3.1.1.10.2.1.  Aplomado Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Power Group, LLC Investment company for the Panther Creek Project.

       1.2.3.1.1.10.2.2.  Beale Generating Company
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          89% owned by PG&E Generating Power Group, LLC Holding company

       1.2.3.1.1.10.2.2.1. Indian Orchard Generating Company, Inc. Delaware corporation

                            7500 Old Georgetown Road
                            Bethesda, MD 20814-6161

                            100% owned by Beale Generating Company
                            49% membership interest in MASSPOWER, L.L.C.

       1.2.3.1.1.10.2.2.1.1.  MASSPOWER, L.L.C.
                              (formerly MASSPOWER, Inc.)
                              Delaware limited liability company

                              One Bowdoin Square
                              Boston, MA 02114

                              49% owned by Indian Orchard Generating
                              Company, Inc.
                              39% general partnership interest in MASSPOWER, L.L.C.

       1.2.3.1.1.10.2.2.2.  JMC Altresco, Inc.
                            Colorado corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Beale Generating Company
                            Holding company for subsidiaries/projects acquired through acquisition of Altresco Financial, Inc.

       1.2.3.1.1.10.2.2.2.1.  Altresco, Inc.
                              Colorado corporation

                              One Bowdoin Square
                              Boston, MA 02114

                              100% owned by JMC Altresco, Inc.
                              General Partners - Pittsfield Generating Company, L.P.


       1.2.3.1.1.10.2.2.2.2.  Berkshire Pittsfield, Inc.
                              Colorado corporation

                              One Bowdoin Square
                              Boston, MA 02114

                              100% owned by JMC Altresco, Inc.
                              General Partner - Berkshire Feedline Acquisition Limited Partnership

       1.2.3.1.1.10.2.2.2.2.1.  Berkshire Feedline Acquisition Limited
                                Partnership
                                Massachusetts partnership

                                One Bowdoin Square
                                Boston, MA 02114

                                1% owned by Berkshire Pittsfield, Inc.
                                Owner of pipeline connecting Pittsfield
                                Generating Company, L.P. facility and Tennessee Gas Pipeline Company facilities

       1.2.3.1.1.10.2.2.2.3.  Pittsfield Partners, Inc.
                              Colorado corporation

                              One Bowdoin Square
                              Boston, MA 02114

                              100% owned by JMC Altresco, Inc.
                              Limited Partner - Pittsfield Generating Company, L.P.

       1.2.3.1.1.10.2.2.3.  JMC Iroquois, Inc.
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Beale Generating Company
                            4.57% General Partner and .36% Limited Partner in Iroquois Gas Transmission System, L.P.

       1.2.3.1.1.10.2.2.3.1. Iroquois Gas Transmission System, L.P. Delaware partnership

                              One Bowdoin Square
                              Boston, MA 02114

                              4.93% owned by JMC Iroquois, Inc.
                              Owner of a 375 mile natural gas pipeline extending through New York State and Connecticut providing services to markets in New York, New Jersey and New England

       1.2.3.1.1.10.2.2.4.  JMC Selkirk Holdings, Inc.
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Beale Generating Company

                            100% ownership of JMC Selkirk, Inc. and JMCS I Holdings, Inc.



       1.2.3.1.1.10.2.2.4.1.  JMC Selkirk, Inc.
                              Delaware corporation

                              One Bowdoin Square
                              Boston, MA 02114

                              100% owned by JMC Selkirk Holdings, Inc.
                              Managing General Partner and Limited Partner of Selkirk Cogen Partners, L.P.
                              Limited Partner interest (46.57%) in
                              PentaGen Investors, L.P.

       1.2.3.1.1.10.2.2.4.1.1.  PentaGen Investors, L.P.
                                Delaware partnership

                                One Bowdoin Square
                                Boston, MA 02114

                                46.57% owned by JMC Selkirk, Inc., and
                                3.43% owned by JMCS I Holdings, Inc.
                                Limited partner (5.2502% preferred percentage Interest) in Selkirk Cogen Partners, L.P.

       1.2.3.1.1.10.2.2.4.2.  JMCS I Holdings, Inc.
                              Delaware corporation

                              One Bowdoin Square
                              Boston, MA 02114

                              100% owned by JMC Selkirk Holdings, Inc.
                              General Partner (.50%) and Limited Partner
                              (2.93%) interests in PentaGen Investors, L.P.

       1.2.3.1.1.10.2.2.5.  Orchard Gas Corporation
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Beale Generating Company
                            Administration and monitoring of gas supply for MASSPOWER project.

       1.2.3.1.1.10.2.3.  Mason Generating Company
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          89% owned by PG&E Generating Power Group, LLC

                          Holding Company

       1.2.3.1.1.10.2.3.1.  Bowdoin Storage Services, Inc.
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Mason Generating Company
                            Serves as Administrator for PentaGen
                            Investors, L.P.

       1.2.3.1.1.10.2.3.2.  J. Makowski Associates, Inc.
                            Massachusetts corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Mason Generating Company

                            Serve as Administrator for PentaGen Investors, L.P.

       1.2.3.1.1.10.2.3.3.  JMC Avoca, Inc.
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Mason Generating Company
                            General Partner - Avoca Natural Gas Storage
                            Project. Voluntary petition for relief under Chapter 11 filed on July 29, 1997 with the United States Bankruptcy Court, District of Delaware.

       1.2.3.1.1.10.2.3.3.1.  Avoca Natural Gas Storage
                              New York general partnership

                              One Bowdoin Square
                              Boston, MA 02114

                              46.88% owned by JMC Avoca, Inc.

       1.2.3.1.1.10.2.3.4.  JMC Cayuta, Inc.
                            Delaware corporation

                            One Bowdoin Square
                            Boston, MA 02114

                            100% owned by Mason Generating Company

       1.2.3.1.1.10.2.4.  Eagle Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Power Group, LLC General partner in Logan Generating Company, L.P., Granite Generating Company, L.P., and Keystone Cogeneration Company, L.P.

       1.2.3.1.1.10.2.4.1.  Granite Generating Company, L.P.
                            Delaware limited partnership

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            50% owned by Eagle Power Corporation
                            Limited Partner in Keystone Urban Renewal Limited Partnership.

       1.2.3.1.1.10.2.4.1.1.  Granite Water Supply Company, Inc.
                              Delaware corporation

                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814-6161

                              100% owned by Granite Generating Company, L.P. Supplies water for the Logan Project.

       1.2.3.1.1.10.2.4.2.  Keystone Cogeneration Company, L.P.
                            Delaware limited partnership

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            50% owned by Eagle Power Corporation
                            General Partner in Keystone Urban Renewal Limited Partnership.

       1.2.3.1.1.10.2.5.  Larkspur Power Corporation
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Power Group, LLC General Partner and limited partner in Hermiston Generating Company, L.P.

       1.2.3.1.1.10.2.6.  Buckeye Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Power Group, LLC General Partner in Hermiston Generating Company, L.P.

       1.2.3.1.1.10.2.7.  Raptor Holdings Company
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Power Group, LLC Holding company for Cedar Bay Project entities; owns PG&E Management Services.

       1.2.3.1.1.10.2.7.1.  Gray Hawk Power Corporation
                            Delaware corporation

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by Raptor Holdings Company
                            Investment Company for Cedar Bay Project.

       1.2.3.1.1.10.2.7.1.1.  Cedar Bay Cogeneration, Inc.
                              Delaware corporation

                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814-6161

                              100% owned by Gray Hawk Power Corporation
                              General partner in Cedar Bay Generating Company, Limited Partnership.

       1.2.3.1.1.10.2.7.2.  PG&E Management Services Company
                            California corporation

                            100 Pine Street, 20th Floor
                            San Francisco, CA 94111

                            100% owned by Raptor Holdings Company
                            Inactive.

       1.2.3.1.1.10.2.8.  Toyan Enterprises
                          California corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Power Group, LLC Limited partner in Indiantown Cogeneration, L.P.; general partner in Indiantown Project.

       1.2.3.1.1.10.2.8.1. Indiantown Project Investment Partnership, L.P. Delaware limited partnership

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            24.817% owned by Toyan Enterprises
                            General partner in Indiantown Cogeneration, L.P.

       1.2.3.1.1.10.2.9.  Spruce Power Corporation
                          Delaware corporation

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Power Group, LLC
                          Holds general partnership interest in Spruce Limited Partnership.

       1.2.3.1.1.10.2.9.1.  Spruce Limited Partnership
                            Delaware limited partnership

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            35.5% owned by Spruce Power Corporation
                            Hold limited partnership interest in Colstrip Energy Limited Partnership.

       1.2.3.1.1.10.2.9.1.1.  Colstrip Energy Limited Partnership
                              Montana limited partnership

                              314 N. Last Chance Gulch
                              Helena, MT 59624

                              37.5% owned by Spruce Limited Partnership
                              Owns and operates an electric generating facility in Colstrip, Montana.

       1.2.3.1.1.10.2.10.  Merlin Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General partner in Fellows Generating Company, L.P.

       1.2.3.1.1.10.2.10.1.  Fellows Generating Company, L.P.
                             Delaware limited partnership

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             51% owned by Merlin Power Corporation
                             Formed to own, develop, finance, construct, operate and maintain an electric generation facility near Fellows, CA.

       1.2.3.1.1.10.2.11.  Pelican Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General partner in Okeelanta Power Limited Partnership.

       1.2.3.1.1.10.2.11.1.  Okeelanta Power Limited Partnership
                             Florida limited partnership

                             316 Royal Poinciana Plaza
                             Palm Beach, FL 33480

                             37.54% owned by Pelican Power Corporation
                             Formed to develop, own and operate an electric generating facility in Okeelanta, Florida. Voluntarily filed a petition for relief under Chapter 11 on May 14, 1997.

       1.2.3.1.1.10.2.12.  Peregrine Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General partner in Chambers Cogeneration Limited Partnership.

       1.2.3.1.1.10.2.13.  Heron Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General and limited partner in Gator Generating Company, L.P. (Osceola Project).

       1.2.3.1.1.10.2.13.1.  Gator Generating Company, L.P.
                             Delaware limited partnership

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             79.2% owned by Heron Power Corporation
                             Formed to develop, own, operate and lease (as lessor) a cogeneration facility (Osceola) in Palm Beach County, Florida. Filed a voluntary petition for bankruptcy protection under Chapter 11 on May 14, 1997.

       1.2.3.1.1.10.2.14.  Jaeger Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC Partner in Northampton Generating Company, L.P.

       1.2.3.1.1.10.2.15.  Falcon Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General and Limited partner in Scrubgrass Generating Company, L.P.; owner of Scrubgrass Power Corp.

       1.2.3.1.1.10.2.15.1.  Scrubgrass Power Corp.
                             Pennsylvania corporation

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             100% owned by Falcon Power Corporation
                             General partner in Scrubgrass Generating Company, L.P.

       1.2.3.1.1.10.2.16.  Eucalyptus Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Power Group, LLC General Partner in Citrus Generating, Company, L.P.

       1.2.3.1.1.10.2.16.1.  Citrus Generating Company, L.P.
                             Delaware limited partnership

                             7500 Old Georgetown Road, 13th Floor
                             Bethesda, MD 20814-6161

                             49% owned by Cooper's Hawk Power Corporation, 49% owned by Eucalyptus Power Corporation, and 2% owned by PG&E Shareholdings, Inc.
                             Inactive Company. Originally formed to own and operate an electric generating facility.

       1.2.3.1.1.10.2.17.  Cooper's Hawk Power Corporation
                           California corporation

                           100 Pine Street, 20th Floor
                           San Francisco, CA 94111

                           100% owned by PG&E Generating Power Group, LLC General partner in Citrus Generating Company, L.P.

       1.2.3.1.1.10.2.18.  Loon Power Corporation
                           Delaware corporation

                           7500 Old Georgetown Road, 13th Floor
                           Bethesda, MD 20814-6161

                           100% owned by PG&E Generating Power Group, LLC Investment company.

       1.2.3.1.1.10.3.  PG&E Generating Services, LLC
                        Delaware limited liability company

                        7500 Old Georgetown Road, 13th Floor
                        Bethesda, MD 20814-6161

                        100% owned by PG&E Generating Company, LLC
                        Holding company for PG&E Generating Company service entities.

       1.2.3.1.1.10.3.1.  J. Makowski Pittsfield, Inc.
                          Delaware corporation

                          One Bowdoin Square
                          Boston, MA 02114

                          100% owned by PG&E Generating Services, LLC

       1.2.3.1.1.10.3.2.  J. Makowski Services, Inc.
                          Delaware corporation

                          One Bowdoin Square
                          Boston, MA 02114

                          100% owned by PG&E Generating Services, LLC

       1.2.3.1.1.10.3.3.  JMCS I Management, Inc.
                          Delaware corporation

                          One Bowdoin Square
                          Boston, MA 02114

                          100% owned by PG&E Generating Services, LLC

       1.2.3.1.1.10.3.4.  USGen Fuel Services, Inc.
                          Delaware corporation

                          One Bowdoin Square
                          Boston, MA 02114

                          100% owned by PG&E Generating Services, LLC

       1.2.3.1.1.10.3.5. PG&E Construction Agency Services I, LLC Delaware limited liability company

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Services, LLC.
                          Formed to act as construction agent under the Master Turbine Trust with GE.

       1.2.3.1.1.10.3.6. PG&E Construction Agency Services II, LLC Delaware limited liability company

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Services, LLC.
                          Formed to act as construction agent under the Master Turbine Trust with Mitsubishi.

       1.2.3.1.1.10.3.7. PG&E Construction Agency Services III, LLC Delaware limited liability company

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Services, LLC.
                          Formed to act as construction agent under the Master Turbine Trust.

       1.2.3.1.1.10.3.8.  PG&E Turbine Acquisition Company, LLC
                          Delaware limited liability company

                          7500 Old Georgetown Road, 13th Floor
                          Bethesda, MD 20814-6161

                          100% owned by PG&E Generating Services, LLC.
                          Formed to act as construction agent under the Master Turbine Trust with GE.

       1.2.3.1.1.10.3.9.  PG&E Operating Services Holdings, Inc.
                          California corporation

                          100 Pine Street, 20th Floor
                          San Francisco, CA 94111

                          100% owned by PG&E Generating Services, LLC
                          General partner in PG&E Generating Company and PG&E Operating Services Company; sole member of PG&E National Energy Group Acquisition Company.

       1.2.3.1.1.10.3.9.1.  USOSC Holdings, Inc.
                            Delaware corporation

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by PG&E Operating Services Holdings, Inc. Holds a partnership interest in PG&E Operating Services Company.

       1.2.3.1.1.10.3.9.1.1.  PG&E Operating Services Company
                              California general partnership

                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814-6161

                              98% owned by PG&E Operating Services Holdings, Inc.; and 2% owned by USOSC Holdings, Inc.

                              Formed to enter into operations and maintenance activities.

       1.2.3.1.1.10.3.9.2.  USGen Holdings, Inc.
                            Delaware corporation

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% Owned by PG&E Operating Services Holdings, Inc. Holds a partnership interest in PG&E National Energy Group Company.

       1.2.3.1.1.10.3.9.2.1.  PG&E National Energy Group Company
                              (formerly PG&E Generating Company)
                              California general partnership

                              7500 Old Georgetown Road, 13th Floor
                              Bethesda, MD 20814-6161

                              98% owned by PG&E Operating Services Holdings, Inc., and 2% owned by USGen Holdings, Inc. Develops and manages electrical generation facilities.

       1.2.3.1.1.10.3.9.2.1.1.  First Oregon Land Corporation
                                Delaware corporation

                                7500 Old Georgetown Road, 13th Floor
                                Bethesda, MD 20814-6161

                                100% owned by PG&E National Energy Group Company Formed to enter into real estate options in the State of Oregon.

       1.2.3.1.1.10.3.9.2.1.2.  Topaz Power Corporation
                                Delaware corporation

                                7500 Old Georgetown Road, 13th Floor
                                Bethesda, MD 20814-6161

                                100% owned by PG&E National Energy Group Company Holds partnership interest in Carneys Point Generating Company.

       1.2.3.1.1.10.3.9.2.1.2.1. Carneys Point Generating Company Delaware general partnership

                                  7500 Old Georgetown Road, 13th Floor
                                  Bethesda, MD 20814-6161

                                  50% owned by Topaz Power Corporation, and
                                  50% owned by Garnet Power Corporation.

                                  Formed to lease, manage, operate and maintain a cogeneration facility in Carneys Point, New Jersey.

       1.2.3.1.1.10.3.9.2.1.3.  Garnet Power Corporation
                                Delaware corporation

                                7500 Old Georgetown Road, 13th Floor
                                Bethesda, MD 20814-6161

                                100% owned by PG&E National Energy Group Company Holds partnership interest in Carneys Point Generating Company.

       1.2.3.1.1.10.3.9.3. PG&E National Energy Group Acquisition Company, LLC Delaware limited liability company

                            7500 Old Georgetown Road, 13th Floor
                            Bethesda, MD 20814-6161

                            100% owned by PG&E Operating Services Holdings, Inc. Formed for acquisitions purposes.

       1.2.3.1.1.11.  Valley Real Estate, Inc
                      California corporation

                      One Market, Spear Tower, Suite 2400
                      San Francisco, CA 94105

                      100% owned by PG&E Shareholdings, Inc.; was formed for real estate development.

       1.2.3.1.2.  PG&E Overseas, Inc.
                   California corporation

                   One Market, Spear Tower, Suite 2400
                   San Francisco, CA 94105

                   A wholly-owned, non-regulated subsidiary of PG&E Enterprises. U.S. shareholder of PG&E Overseas, Ltd.

       1.2.3.1.2.1.  PG&E Australia
                     California corporation

                     One Market, Spear Tower, Suite 2400
                     San Francisco, CA 94105

                     A wholly-owned, non-regulated indirect subsidiary of PG&E Enterprises through its ownership of PG&E Overseas, Inc. for business development in Australia.

       1.2.3.1.2.2.  PG&E Overseas, Ltd.
                     Cayman Islands company

                     Maples & Calder
                     P.O. Box 309
                     George Town, Grand Cayman
                     Cayman Islands, B.W.I.

                     A wholly-owned, indirect subsidiary of PG&E
                     Enterprises through its ownership of PG&E Overseas, Inc.; holding company for PG&E Pacific I, Ltd. and PG&E Pacific II, Ltd.

       1.2.3.1.2.2.1.  PG&E Pacific I, Ltd.
                       Cayman Islands company

                       Maples & Calder
                       P.O. Box 309
                       George Town, Grand Cayman
                       Cayman Islands, B.W.I.

                       A non-regulated indirect subsidiary of PG&E
                       Enterprises through its ownership of PG&E Overseas Inc.; an overseas distribution company of PG&E Overseas, Ltd.

       1.2.3.1.2.2.2.  PG&E Pacific II, Ltd.
                       Cayman Islands company

                       Maples & Calder
                       P.O. Box 309
                       George Town, Grand Cayman
                       Cayman Islands, B.W.I.

                       A non-regulated indirect subsidiary of PG&E
                       Enterprises through its ownership of PG&E Overseas Inc.; an overseas distribution company of PG&E Overseas, Ltd.

       1.2.3.1.3.  Quantum Ventures
                   California corporation

                   One Market, Spear Tower, Suite 2400
                   San Francisco, CA 94105

                   A wholly-owned, non-regulated subsidiary of PG&E
                   Enterprises.
                   Holding company.

       1.2.3.1.3.1.  PG&E Energy Services Ventures, Inc.
                     (Formerly PG&E Energy Services Ventures, LLC) Delaware corporation

                     345 California St., 23rd Floor
                     San Francisco, CA  94105

                     PG&E Energy Services Ventures, Inc. is a wholly owned, non-regulated indirect subsidiary of PG&E Enterprises through its ownership in Quantum Ventures. PG&E Energy Services Ventures, Inc. provides energy-related goods and services.

       1.2.3.1.3.2.  Barakat & Chamberlin, Inc.
                     California corporation

                     345 California Street, Suite 3200
                     San Francisco, CA 94104

                     100% owned by Quantum Ventures
                     Consulting

       1.2.3.1.3.3.  Creston Financial
                     California corporation

                     345 California Street, Suite 3200
                     San Francisco, CA 94104

                     100% owned by Quantum Ventures
                     Financial Consulting

       1.2.3.1.3.4.  Real Estate Energy Solutions, LLC
                     Delaware limited liability company

                     888 S.W. Fifth Avenue, Suite 3200
                     Portland, OR 97204

                     50% owned by Quantum Ventures, and
                     50% owned by Jones Lang LaSalle Management Services, Inc. Provider of Commercial property management and energy services.

       1.2.3.2.  PG&E Gas Transmission Corporation
                 California corporation

                 1400 SW Fifth Avenue, Suite 900
                 Portland, OR 97201

                 100% owned by PG&E National Energy Group, Inc.
                 Gas holding company

       1.2.3.2.1.  PG&E Gas Transmission, Holdings Corporation
                   (formerly PG&E Gas Transmission, Northeast Corporation) California corporation

                   1400 SW Fifth Avenue, Suite 900
                   Portland, Oregon  97201

                   100% owned by PG&E Gas Transmission Corporation. Formed to pursue gas transmission business opportunities.

       1.2.3.2.1.1.  North Baja Pipeline, LLC
                     Delaware limited liability company

                     1400 SW Fifth Avenue, Suite 900
                     Portland, OR 97201

                     100% owned by PG&E Gas Transmission Holdings Corporation. Formed for the construction and operation of a natural gas pipeline capable of transporting natural gas from Arizona to the Mexico border.

       1.2.3.2.2.  GTN Holdings, LLC
                   Delaware limited liability company

                   7500 Old Georgetown Road, 13th Floor
                   Bethesda, MD 20814-6161-6161

                   100% owned by PG&E Gas Transmission Corporation.
                   Formed for the limited purpose of holding stock in PG&E Gas Transmission, Northwest Corporation

       1.2.3.2.2.1.  PG&E Gas Transmission, Northwest Corporation
                     California corporation

                     1400 SW Fifth Avenue, Suite 900
                     Portland, Oregon  97201

                     100% owned by GTN Holdings LLC. Owns and operates gas transmission pipelines and associated facilities capable of transporting natural gas from the Canadian-U.S.
                     border to the Oregon-California border.

       1.2.3.2.2.1.1. Pacific Gas Transmission International, Inc. California corporation

                       1400 SW Fifth Avenue, Suite 900
                       Portland, Oregon  97201

                       100% owned by PG&E Gas Transmission, Northwest Corporation. Previously owned 99% of the beneficial interest of PG&E Queensland Unit Trust (which interest was sold to PG&E Gas Transmission Unit Holdings Pty Ltd. in September 1997).

       1.2.3.2.2.1.2.  Pacific Gas Transmission Company
                       California corporation

                       1400 SW Fifth Avenue, Suite 900
                       Portland, Oregon  97201

                       100% owned by PG&E Gas Transmission, Northwest Corporation. Formed to pursue business opportunities in the natural gas business in the United States.

       1.2.3.2.2.1.3.  Stanfield Hub Services, LLC
                       Washington limited liability company

                       1400 SW Fifth Avenue, Suite 900
                       Portland, Oregon 97201

                       50% owned by PG&E Gas Transmission, Northwest Corporation. Formed to pursue opportunities for construction and operation of natural gas storage facilities.

       1.2.4.  PG&E Strategic Capital, Inc.
               Delaware corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA 94105

               PG&E Strategic Capital, Inc. is a wholly-owned subsidiary of PG&E Corporation. PG&E Strategic Capital, Inc. was formed for general business purposes.

       1.2.5.  PG&E Corporation Support Services, Inc.
               Delaware corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA 94105

               PG&E Corporation Support Services, Inc. is a wholly-owned subsidiary of PG&E Corporation that provides general corporate support services to the PG&E Corporation family outside the State of California.

       1.2.6.  PG&E National Energy Group, LLC
               Delaware limited liability company

               7500 Old Georgetown Road, 13th Floor

               Bethesda, MD 20814-6161

               100% owned by PG&E Corporation and was formed for the limited purpose of holding stock in PG&E National Energy Group, Inc.

       1.2.7.  The PG&E Corporation Foundation
               California corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA  94105

               The PG&E Corporation Foundation is a wholly-owned non-profit entity of PG&E Corporation that was formed and operates exclusively for charitable, scientific, educational and literary purposes.

       1.2.8.  PG&E Ventures ePro, LLC
               Delaware corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA  94105

               PG&E Ventures ePro, LLC is a wholly-owned subsidiary of PG&E Corporation that was formed to make and hold an investment in an e-procurement exchange.

       1.2.9.  PG&E Ventures, LLC
               Delaware corporation

               One Market, Spear Tower, Suite 2400
               San Francisco, CA  94105

               PG&E Ventures, LLC incorporated under the laws of the State of Delaware, is a wholly-owned subsidiary of PG&E Corporation that was formed for the purpose of holding interests in other businesses, financing and other transactions.

       1.2.9.1.  Pacific Venture Capital, LLC
                 Delaware corporation

                 One Market, Spear Tower, Suite 2400
                 San Francisco, CA  94105

                 Pacific Venture Capital, LLC is a wholly-owned subsidiary of PG&E Ventures, LLC that was formed to build and manage a portfolio of capital investments in growing energy and telecommunications companies.

       1.2.9.2.  PG&E Telecom, LLC
                 Delaware corporation

                 One Market, Spear Tower, Suite 2400
                 San Francisco, CA  94105

                 PG&E Telecom, LLC is a wholly-owned subsidiary of PG&E Ventures, LLC that was formed for the purpose of engaging in telecommunications and related business activities.

       1.2.9.2.1.  PG&E Capital, LLC
                   Delaware corporation

                   One Market, Spear Tower, Suite 2400
                   San Francisco, CA  94105

                   PG&E Capital, LLC is a wholly-owned subsidiary of PG&E Telecom, LLC, formed for financing and other transactions related to the energy industry.



2. A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

2.1 Claimant and its subsidiaries, other than Pacific Gas and Electric Company, are not public utility companies for the purposes of the Public Utility Holding company Act of 1935 and do not own any such properties.

2.2 Pacific Gas and Electric Company is a public utility company. Pacific Gas and Electric Company owns and operates the following generation plants, all located in California:

                                                     Net Operating
Generation             County         Number of      Capacity in
   Type                Location         Units        Kilowatts (kW)
==========             ========       =========      =============
Hydroelectric:
 Conventional          16 counties
  Plants               in Northern
                       and Central
                       California         107           2,684,100
 Helms Pumped
 Storage Plant         Fresno               3           1,212,000
                                          ---           ---------
Hydroelectric Subtotal                    110           3,896,100
                                          ---           ---------

Steam Plants:
 Humboldt Bay          Humboldt             2             105,000
 Hunters Point (1)     San Francisco        3             377,000
                                          ---           ---------
Steam Subtotal                              5             482,000
                                          ---           ---------

Combustion Turbines:
 Hunters Point (1)     San Francisco         1             52,000
 Mobile Turbines (2)   Humboldt and
                       Mendocino             3             45,000
                                           ---          ---------
Combustion Turbines Subtotal                 4             97,000

Nuclear:
 Diablo Canyon         San Luis Obispo       2          2,160,000
                                           ---          ---------

Total                                      121          6,635,100
                                           ---          ---------


      (1) In July 1998, the Utility reached an agreement with the City and County of San Francisco regarding the Hunters Point fossil-fueled power plant, which the Independent System Operator (ISO) has designated as a "must run" facility. The agreement expresses the Utility's intention to retire the plant when it is no longer needed by the ISO.

      (2) Listed to show capability: subject to relocation within the system as required.

Pacific Gas and Electric Company's electric transmission system consists of approximately 18,376 circuit miles of interconnected transmission lines of 60 kilovolt (kV) to 500 kV and transmission substations having a capacity of approximately 39,859,000 kilovolt-amperes (Kva), including spares, excluding power plant interconnection facilities. Energy is distributed to customers through approximately 115,131 circuit miles of distribution system and distribution substations having a capacity of approximately 23,524,000 kVa.

In 1998, Pacific Gas and Electric Company relinquished control, but not ownership, of its transmission facilities to the ISO. The operation of the transmission system in California, including facilities owned by Pacific Gas and Electric Company, is under the control of the ISO in connection with the electric industry restructuring.

Pacific Gas and Electric Company owns and operates an integrated gas transmission, storage, and distribution system in California. The Utility's system consisted of approximately 6.261 miles of transmission pipelines, three gas storage facilities, and approximately 37,958 miles of gas distribution lines.



3. The following information for the year ending December 31, 2000 with respect to claimant and each of its subsidiary public utility companies:

a) Number of kilowatt-hours (kWh) of electric energy sold ( at retail or wholesale) and thousand cubic feet (Mcf) of natural or manufactured gas distributed at retail.

b) Number of kwh of electric energy and Mcf of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

c) Number of kwh of electric energy and Mcf of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

d) Number of kwh of electric energy and Mcf of natural or manufactured gas purchased outside the State in which each such company is organized, or at the State line.

3.1 Claimant and its subsidiaries, other than Pacific Gas and Electric Company, are not public utility companies for the purposes of the Public Utility Holding company Act of 1935.

3.2 Pacific Gas and Electric company is a public utility company located in the State of California.

                                                                  Year
          Pacific Gas and Electric Company                       ending
          (in millions)                                         12/31/00
                                                                --------
          Number of kwh of electric energy
          sold at retail or wholesale                             81,967

          Number of Mcf of natural or
          manufactured gas distributed
          at retail                                                  887

          Number of kwh of electric energy
          distributed at retail outside
          the State                                                    0

          Number of Mcf of natural or
          manufactured gas distributed at
          retail outside the State                                     0

          Number of kwh of electric energy
          sold at wholesale outside the
          State or at the State line                                   0

          Number of Mcf of natural or
          manufactured gas sold at wholesale
          outside the State or at the State
          line                                                        39

          Number of kwh of electric energy
          purchased outside the State or
          at the State line                                            0

          Number of Mcf of natural or
          manufactured gas purchased outside
          the State or at the State line                             293



4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility holding company, stating monetary amounts in United States dollars:

a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution or electric energy for sale or for the distribution at retail of natural or manufactured gas.

b) Name of each system company that holds an interest in such EWG or foreign utility company and description of the interest held.

c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company other than the EWG or foreign utility company.

d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements.


      4.1.  PITTSFIELD GENERATING COMPANY, L.P. [EWG]

            a)  Pittsfield Generating Company, L.P.
                235 Merrill Road
                Pittsfield, MA 01202

            Pittsfield Generating Company, L.P. is a 165 megawatt (MW) combined cycle, natural gas-fired cogeneration facility (the "Facility") selling power to Commonwealth Electric Company, Cambridge Electric Company, and USGen New England, Inc. and selling steam to General Electric Company.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC (formerly U.S. Generating Company,
            LLC), which owns 100% of PG&E Generating Power Group, LLC (formerly USGen Power Group, LLC), which owns 89% of Beale Generating Company (formerly J. Makowski Company, Inc.), which owns 100% of JMC Altresco, Inc., which through its subsidiaries, Altresco, Inc. (99%
            GP) and Pittsfield Partners, Inc. (1% L.P.), owns 100% of Pittsfield Generating Company, L.P.

         c) J. Makowski Company, Inc. acquired Pittsfield Generating Company, L.P. for $4,330,000, plus liabilities valued at $3,092,000 for a total investment of $7,422,000 on September 21, 1993. The Facility went into commercial operation on September 1, 1990. Enterprises acquired an interest in the Facility on August 26, 1994, as a result of the acquisition of J. Makowski Company, Inc. by its second-tier subsidiary, Beale Generating Company.

         d) Total equity as of December 31, 2000 = $26,903,931. Net income for the twelve months ended December 31, 2000 = $8,295,070.

         e) PG&E Operating Services Company (formerly, U.S. Operating Services Company) provides operations and maintenance services to Pittsfield Generating Company, L.P. PG&E Operating Services Company earns a base fee of $400,000 per annum plus performance bonuses, together with reimbursement of its direct costs.

            Pittsfield Generating Company, L.P. has gas enabling agreements with Selkirk Cogen Partners, MASSPOWER, and PG&E Energy Trading - Gas Corporation pursuant to which it may enter into non-firm/interruptible gas purchase and sales transactions at market pricing, from time to time.

            Pittsfield Generating Company, L.P. has a fuel transportation agreement with Berkshire Gas Company, an unaffiliated entity which leases a section of pipeline serving the Facility from Berkshire Feedline Acquisition Limited Partnership. Berkshire Feedline Acquisition Limited Partnership receives lease payments of approximately $1.8 million per annum on this section of pipeline.

            Pittsfield Generating Company, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.


      4.2.  Selkirk Cogen Partners, L.P. [EWG]

         a)  Selkirk Cogen Partners, L.P.
             24 Power Park Drive
             Selkirk, NY  12158

            Selkirk Cogen Partners, L.P. Unit I is an 80 MW natural gas fired dispatchable cogeneration facility selling power to Niagara Mohawk Power Corporation. Selkirk Cogen Partners, L.P. Unit II is a 265 MW natural gas fired dispatchable cogeneration facility (Unit I and Unit II together, the "Facility") selling power to Consolidated Edison Company of New York, Inc.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC (formerly US Generating Company,
            LLC), which owns 100% of PG&E Generating Power Group, LLC (formerly, USGen Power Group, LLC), which owns 89% of Beale Generating Company (formerly J. Makowski Company, Inc.), which owns 100% of JMC Selkirk Holdings, Inc., which owns 100% of JMC Selkirk, Inc. and 100% of JMCS I Holdings, Inc. JMC Selkirk, Inc. directly holds .0911% and 1.9506% general partner and limited partner interests, respectively, in Selkirk Cogen Partners, L.P. JMC Selkirk, Inc also holds a 46.57% limited partnership interest in

            PentaGen Investors, L.P. and JMCS I Holdings, Inc. holds a .50% general partner interest and 2.93% limited partner interest in PentaGen Investors, L.P. PentaGen Investors, L.P. holds a 5.2502% limited partner interest in Selkirk Cogen Partners, L.P.

         c) JMC Selkirk, Inc. and PentaGen Investors, L.P. made equity contributions of $1,058,355 and $3,666,445, respectively, on October 21, 1992. Unit I of the Facility went into commercial operation on April 17, 1992. Unit II of the Facility went into commercial operation on September 1, 1994. Enterprises acquired an interest in the Facility on August 26, 1994, as a result of the acquisition of
            J. Makowski Company, Inc. by its second-tier subsidiary, Beale Generating Company.

         d) Total equity as of December 31, 2000 = $(49,646,790).

            Net income for the twelve months ended December 31, 2000 = $42,413,926.

         e) JMCS I Management, Inc. provides administrative services to Selkirk Cogen Partners, L.P. JMCS I Management, Inc. charges a contractually established hourly rate which covers its labor costs (including salary and benefits), overhead, and profit.

            Selkirk Cogen Partners, L.P. has gas enabling agreements with PG&E Energy Trading - Gas Corporation, Pittsfield Generating Company, and MASSPOWER pursuant to which it may enter into non-firm/interruptible gas purchase and sales transactions at market pricing, from time to time.

            Selkirk Cogen Partners, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.

      4.3.  KEYSTONE Urban Renewal LIMITED PARTNERSHIP [EWG]

         a) Keystone Urban Renewal Limited Partnership Box 169-C, Route 130 South, Swedesboro, NJ 08085

            Keystone Urban Renewal Limited Partnership is a 225 MW pulverized coal-fired dispatchable generation facility (the "Facility") selling power to Connectiv (formerly Atlantic Energy Company).

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Eagle Power Corporation, which owns a 50% combined general and limited partnership interest in Keystone Cogeneration Company, L.P., which owns a 99% interest in Keystone Urban Renewal Limited Partnership. The other 1% interest is held by Granite Generating Company, L.P., which is also 50% owned by PG&E Corporation through Enterprises and other subsidiaries.

         c) Eagle Power Corporation made a capital contribution of $50 to Keystone Urban Renewal Limited Partnership on September 13, 1991. Enterprises, through PG&E National Energy Group Holdings Corporation, PG&E Generating Company, LLC, PG&E Generating Power Group, LLC, and Eagle Power Corporation, owns a 50% interest in Keystone Urban Renewal Limited Partnership which owns the Facility and leases it to Logan Generating Company, L.P. The Facility went into commercial operation on September 22, 1994.

         d) Total equity as of December 31, 2000 = $100.

            Net income after taxes for the twelve months ended December 31, 2000 = $0.

         e) None.


      4.4.  LOGAN GENERATING COMPANY, L.P. [EWG]

         a) Logan Generating Company, L.P.

            Box 169-C, Route 130 South, Swedesboro, NJ 08085

            Logan Generating Company, L.P. is a 225 MW pulverized coal fired dispatchable generation facility (the "Facility") selling power to Connectiv (formerly Atlantic Electric Company).

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Eagle Power Corporation. Eagle Power Corporation is a 49% general and 1% limited partner in Logan Generating Company, L.P.

         c) Eagle Power Corporation made a capital contribution of $36,249,978 to Logan Generating Company, L.P. on October 31, 1994. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company, LLC, PG&E Generating Power Group, LLC, and Eagle Power Corporation, owns a 50% interest in Logan Generating Company, L.P. which leases the Facility from Keystone Urban Renewal Limited Partnership. The Facility went into commercial operation on September 22, 1994.

         d) Total equity as of December 31, 2000 = $103,530,514.

            Net income after taxes for the twelve months ended December 31, 2000 = $36,722,858.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Logan Generating Company, L.P. PG&E National Energy Group Company earns a base fee of $400,000 per annum.

            PG&E Operating Services Company provides operations and maintenance services to Logan Generating Company, L.P. PG&E Operating Services Company earns a base fee of $500,000 per annum plus performance bonuses.

            Logan Generating Company, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.


      4.5.  HERMISTON GENERATING COMPANY, L.P. [EWG]

         a) Hermiston Generating Company, L.P.
            Box 930, Hermiston, OR 97838

            Hermiston Generating Company, L.P. is a 474 MW natural gas fired dispatchable cogeneration facility (the "Facility") selling power to PacifiCorp. PacifiCorp owns a 50% undivided interest in the Facility.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% each of Larkspur Power Corporation and Buckeye Power Corporation. Larkspur Power Corporation is a 79% general and 1% limited partner, and Buckeye Power Corporation is a 20% general partner, in Hermiston Generating Company, L.P.

         c) Larkspur Power Corporation made a capital contribution of $30,852,148 to Hermiston Generating Company, L.P. on October 30, 1996. Buckeye Power Corporation made a capital contribution of $7,713,037 to Hermiston Generating Company, L.P. on October 30, 1996. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company, LLC, PG&E Generating Power Group, LLC, Larkspur Power Corporation, and Buckeye Power Corporation, owns a 100% interest in Hermiston Generating Company, L.P. which owns a 50% undivided interest in the Facility. The Facility went into commercial operation on July 1, 1996.

         d) Total equity as of December 31, 2000 = $64,004,324.

            Net income for the twelve months ended December 31, 2000 = $12,895,848.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Hermiston Generating Company, L.P. PG&E National Energy Group Company earns a base fee of $250,000 per annum.

            PG&E Operating Services Company provides operations and maintenance services to Hermiston Generating Company, L.P. PG&E Operating Services Company earns a base fee of $900,000 per annum plus performance bonuses.

            PG&E Gas Transmission, Northwest Corporation provides gas transmission services to Hermiston Generating Company, L.P. PG&E Gas Transmission, Northwest Corporation earns a fixed and variable charge based upon the volume of gas transported resulting in revenues of $235 million for the year-ended December 31, 2000.

      4.6.  MASSPOWER [EWG]

         a) MASSPOWER
            750 Worcester Street
            Indian Orchard, MA 01151

            MASSPOWER is a 240 MW natural gas-fired combined cycle cogeneration facility located in Springfield, MA, selling power to Western Massachusetts Electric Company, Boston Edison Company, Commonwealth Electric Company and Massachusetts Municipal Wholesale Electric Company, and selling steam to Monsanto Company.

         b) Enterprises owns 100% of PG&E National Energy Group Holdings Corporation (formerly, PG&E Shareholdings, Inc.), which owns 100% of PG&E Generating Company, LLC (formerly U.S. Generating Company,
            LLC), which owns 100% of PG&E Generating Power Group LLC (formerly USGen Power Group, LLC), which owns 89.1% of Beale Generating Company (formerly J. Makowski Company, Inc.) which owns 100% of Indian Orchard Generating Company, Inc., which holds a 49% membership interest in MASSPOWER, L.L.C. (formerly MASSPOWER, Inc.), which holds a 30% general partner interest in MASSPOWER.

         c) Capital contributions of $11,400,00 were made to MASSPOWER on September 1, 1993 by Masspower, Inc. and Springfield Generating Company, L.P.. The facility went into commercial operations on September 1, 1993.

         d) Total equity as of December 31, 2000 = $41,222,845.

            Net income for the twelve months ended December 31, 2000 = $28,351,992.

         e) J. Makowski Services, Inc. provides administrative services to MASSPOWER. J. Makowski Services, Inc. charges a contractually established hourly rate that covers its labor costs (including salary and benefits), overhead and profit.

            MASSPOWER has gas enabling agreements with Selkirk Cogen Partners, L.P., Pittsfield Generating Company, L.P., and PG&E Energy Trading - Gas Corporation pursuant to which it may enter into non firm/interruptible gas purchase and sales transactions at market pricing, from time to time.

            MASSPOWER has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.

      4.7.  MILLENNIUM POWER PARTNERS, L.P. [EWG]

         a) Millennium Power Partners, L.P.

            P.O. Box 588
            10 Sherwood Lane
            Charlton, Massachusetts 01508-0588

            Millennium Power Partners, L.P. is currently under construction, with commercial operation expected in the spring of 2001. Millennium Power Partners, L.P. will be a nominal 360 MW natural gas-fired combined cycle merchant power facility which anticipates selling power into the New England Power Pool on a spot basis as well as under short-to medium-term bilateral contracts.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC (formerly U.S. Generating Company,
            LLC), which owns 100% of PG&E Generating Energy Group, LLC (formerly USGen Energy Group, LLC), which owns 100% of Osprey Power Corporation, which owns 100% of Magnolia Power Corporation. Magnolia Power Corporation is a 50% general partner and Osprey Power Corporation is a 49.5% general partner and 0.5% limited partner in Millennium Power Partners, L.P.

         c) Plant construction is being financed through loans from PG&E Generating Company, LLC or its subsidiaries.

         d) Total equity as of December 31, 2000 = $0.

            Net income for the twelve months ended December 31, 2000 = $0.

         e) PG&E Shareholdings, Inc. provides management services to Millennium Power Partners, L.P. PG&E National Energy Group Holdings Corporation charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Millennium Power Partners, L.P. PG&E Operating Services Company earns a base fee (upon the commencement of construction) of $350,000 per annum plus performance bonuses.

            Millennium Power Partners, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.

            Millennium Power Partners, L.P. has an enabling agreement with PG&E Energy Trading - Gas Corporation pursuant to which it may enter into non firm/interruptible gas purchase and sales transactions at market pricing, from time to time.


      4.8.  CEDAR BAY GENERATING COMPANY, LIMITED PARTNERSHIP (EWG)

         a) Cedar Bay Generating Company, Limited Partnership
            9640 Eastport Road
            Jacksonville, FL 32218

            Cedar Bay Generating Company, Limited Partnership owns and operates a 250 MW coal-fired electric generating facility in Jacksonville, Florida, selling power to Florida Power & Light Company, and selling steam to Smurfit Stone Container Corporation (formerly Stone Container Corporation).

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Raptor Holdings Company, which owns 80.12% of Gray Hawk Power Corporation, which owns 100% of Cedar Bay Cogeneration, Inc. Cedar Bay Cogeneration, Inc. is a 78% general partner and a 2% limited partner in Cedar Bay Generating Company, Limited Partnership.


         c) Raptor Holdings Company made a total capital contribution of $44,000,000 for approximately 80% of voting common stock of Gray Hawk Corporation in 1994. Gray Hawk Power Corporation is capitalized with voting common stock, non-voting common stock, and preferred stock. Raptor Holdings Company, through Gray Hawk Power Corporation, and Cedar Bay Cogeneration, Inc. owns an approximate 64% net voting interest in Cedar Bay Generating Company, L.P. The facility went into commercial operation in January 25, 1994.

         d) Total equity as of December 31, 2000 = $(47,506,066).

            Net loss for the twelve months ended December 31, 2000 = $(20,162,334).

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Cedar Bay Generating Company, Limited Partnership. PG&E National Energy Group Company charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Cedar Bay Generating Company, Limited Partnership. PG&E Operating Services Company charges a contractual amount for their services.

      4.9.  NORTHAMPTON GENERATING COMPANY, L.P. (EWG)

         a) Northampton Generating Company, L.P.
            One Horwith Drive
            Northampton, PA 18067

            Northampton Generating Company, L.P. owns and operates an approximately 98 MW anthracite waste coal-fired electric generating facility in Northampton, Pennsylvania, selling power to Metropolitan Edison Company, and selling steam to unrelated industrial operations.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Jaeger Power Corporation. Jaeger Power Corporation is a 48% general partner and a 2% limited partner in Northampton Generating Company, L.P.

         c) Jaeger Power Corporation made a capital contribution of $20,193,000 to Northampton Generating Company, L.P. on October 1, 1995. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company, LLC, PG&E Generating Power Group, LLC, and Jaeger Power Corporation, owns a 50% interest in Northampton Generating Company, L.P. The facility went into commercial operation on August 28, 1995.

         d) Total equity as of December 31, 2000 = $47,892,668. Net income for the twelve months ended December 31, 2000 = $6,772,514.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Northampton Generating Company, L.P. PG&E National Energy Group Company charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Northampton Generating Company, L.P. PG&E Operating Services Company charges a contractual amount for their services.

      4.10.  SCRUBGRASS GENERATING COMPANY, L.P. (EWG)

         a) Scrubgrass Generating Company, L.P.
            RR1 Lisbon Road
            Kennerdell, PA 16374

            Scrubgrass Generating Company, L.P. leases an 87 MW waste coal-fired electric generating facility in Venango County, Pennsylvania, to Buzzard Power Corporation.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc), which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Falcon Power Corporation, which owns 100% of Scrubgrass Power Corp. Falcon Power Corporation is a 24.63% general partner and a .5% limited partner, and Scrubgrass Power Corp. is a 24.87% general partner, in Scrubgrass Generating Company, L.P.

         c) Falcon Power Corporation, on a consolidated basis, made a total capital contribution of $21,170,000 to Scrubgrass Generating Company, L.P. in 1993. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company, LLC, PG&E Generating Power Group,

            LLC, and Falcon Power Corporation, owns a 50% interest in Scrubgrass Generating Company, L.P. The facility went into commercial operation on October 15, 1993.

         d) Total equity as of December 31, 2000 = $78,119,011. Net income for the twelve months ended December 31, 2000 = $10,200,605.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Scrubgrass Generating Company, L.P. PG&E National Energy Group Company charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Scrubgrass Generating Company, L.P. PG&E Operating Services Company charges a contractual amount for their services.


      4.11.  INDIANTOWN COGENERATION, L.P. [EWG]

         a) Indiantown Cogeneration, L.P.
            19140 SW Warfield Boulevard
            Indiantown, FL 34956

            Indiantown Cogeneration, L.P. owns and operates a 330 MW coal-fired electric generating facility in Indiantown, Florida, selling power to Florida Power & Light Company, and selling steam to Caulkins Indiantown Citrus Co.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Toyan Enterprises. Toyan Enterprises is a 30.05% limited partner in Indiantown Cogeneration, L.P. and a 24.81% general partner in Indiantown Project Investment Partnership, L.P., which is a 19.95% general partner in Indiantown Cogeneration, L.P.

         c) Toyan Enterprises, on a consolidated basis, made a capital contribution of $67,200,000 for a 48% equity interest to Indiantown Cogeneration, L.P. on December 26, 1995. A portion of the original 48% equity interest was sold to a third party during 1999. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company, LLC, PG&E Generating Power Group, LLC, and Toyan Enterprises, currently owns a 35% interest in Indiantown Cogeneration, L.P. The facility went into commercial operation on December 22, 1995.

         d) Total equity as of December 31, 2000 = $84,979,674. Net income for the twelve months ended December 31, 2000 = $22,135,124.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Indiantown Cogeneration, L.P. PG&E National Energy Group Company charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Indiantown Cogeneration, L.P. PG&E Operating Services Company charges a contractual rate for their services.

            Indiantown Cogeneration, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.


      4.12. CHAMBERS COGENERATION LIMITED PARTNERSHIP [EWG]

         a) Chambers Cogeneration Limited Partnership
            500 Shell Road
            Carneys Point, NJ 08069-2926

            Chambers Cogeneration Limited Partnership owns and operates a 252 MW coal-fired electric generating facility in Carneys Point, New Jersey, selling power to Connectiv (formerly Atlantic Energy Company), and selling power and steam to DuPont.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Power Group, LLC, which owns 100% of Peregrine Power Corporation. Peregrine Power Corporation is a 50% general partner in Chambers Cogeneration Limited Partnership.

         c) Peregrine Power Corporation made a capital contribution of $50,400,000 to Chambers Cogeneration Limited Partnership in 1994. Enterprises, through PG&E Shareholdings, Inc., PG&E Generating Company LLC, PG&E Generating Power Group, LLC, and Peregrine Power Corporation, owns a 50% interest in Chambers Cogeneration Limited Partnership. The facility went into commercial operation on June 27, 1994.

         d) Total equity as of December 31, 2000 = $91,278,094. Net income for the twelve months ended December 31, 2000 = $23,757,096.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to Chambers Cogeneration Limited Partnership. PG&E National Energy Group Company charges a contractual rate for management services.

            PG&E Operating Services Company provides operations and maintenance services to Chambers Cogeneration Limited Partnership. PG&E Operating Services Company charges a contractual rate for their services.

            Chambers Cogeneration Limited Partnership has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.


      4.13.  ATHENS GENERATING COMPANY, L.P.

         a) Athens Generating Company, L.P.
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Athens Generating Company, L.P. is currently developing a 1,080 MW natural gas-fired electric generating merchant power facility in Athens, New York, with commercial operation expected in the summer of 2003.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Black Hawk Power Corporation and Peach I Power Corporation. Black Hawk Power Corporation is a 49% general partner and 2% limited partner, and Peach I Power Corporation is a 49% general partner, in Athens Generating Company, L.P.

         c) Project is in the development stage. Athens Generating Company, L.P. has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A

      4.14.  LA PALOMA GENERATING COMPANY, LLC

         a) La Paloma Generating Company, LLC
            1760 W. Skyline Road
            McKittrick, CA 93251

            La Paloma Generating Company, LLC is currently constructing a 1,020 MW gas-fired electric generating merchant power facility in Kern County, California. It anticipates selling power into the California market on a spot basis as well as under short-to-medium term bilateral contracts.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of La Paloma Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and La Paloma Power Corporation owns a 99% membership interest in La Paloma Generating Company, LLC.

         c) The La Paloma Project is being financed through a synthetic lease. La Paloma Generating Company, LLC, has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) PG&E National Energy Group Company provides operation, maintenance and management services to La Paloma Generating Company, LLC. PG&E National Energy Group Company charges a contractual rate for their services.

            La Paloma Generating Company, LLC has electric and gas purchase/sale agreements with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity, purchases of natural gas, and purchase and sell other ancillary services from time to time.

      4.15.  LAKE ROAD GENERATING COMPANY, L.P.

         a) Lake Road Generating Company, L.P.
            56 Alexander Parkway
            Dayville, CT 06241

            Lake Road Generating Company, L.P. is currently under construction, with commercial operation expected in the summer of 2001. Lake Road Generating Company, L.P. will be a nominal 792 MW natural gas-fired combined cycle merchant power facility which anticipates selling power into the New England Power Pool on a spot basis as well as under short-to medium-term bilateral contracts.


         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% of both Peach IV Power Corporation and Black Hawk III Power Corporation. Peach IV Power Corporation is a 49% general partner and Black Hawk III Power Corporation is a 49% general partner and 2% limited partner in Lake Road Generating Company, L.P.


         c) The Lake Road Project is being financed through a synthetic lease. Lake Road Generating Company, L.P., has not been capitalized.


         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) PG&E National Energy Group Company provides operations, management, and maintenance services to Lake Road Generating Company, L.P. PG&E National Energy Group Company charges a contractual rate for management services.

            Lake Road Generating Company, L.P. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.

            Lake Road Generating Company, L.P. has an gas enabling agreement with PG&E Energy Trading - Gas Corporation pursuant to which it may enter into non firm/interruptible gas purchase and sales transactions at market pricing, from time to time.



      4.16.  MANTUA CREEK GENERATING COMPANY, L.P.

         a) Mantua Creek Generating Company, L.P.
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Mantua Creek Generating Company, L.P. is currently developing an 800 MW natural gas-fired electric generating merchant power facility in West Deptford, New Jersey.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Plover Power Corporation and Beech Power Corporation. Plover Power Corporation is a 49% general partner and 2% limited partner, and Beech Power Corporation is a 49% general partner, in Mantua Creek Generating Company, L.P.

         c) Project is in the development stage. Mantua Creek Generating Company, L.P., has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A



      4.17.  OKEECHOBEE GENERATING COMPANY, LLC

         a) Okeechobee Generating Company, LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Okeechobee Generating Company, LLC is currently developing a 550 MW natural gas-fired electric generating merchant power facility in Okeechobee, Florida

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Okeechobee Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and Okeechobee Power Corporation owns a 99% membership interest in Okeechobee Generating Company, LLC.

         c) Project is in the development stage. Okeechobee Generating Company, LLC, has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A



      4.18.  USGEN NEW ENGLAND, INC.


         a) USGen New England, Inc.
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            USGen New England, Inc. owns and operates 17 generating facilities comprising of approximately 3,962 megawatts of generation, selling power in the New England area markets.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% of USGen New England, Inc.

         c) On September 1, 1998, USGen New England, Inc. completed the acquisition of a portfolio of electric generating assets and power supply contracts from the New England Electric System. PG&E Generating Company, LLC, through PG&E Generating Energy Group, LLC, made an equity contribution of $1,343,960,000 in USGen New England, Inc. in order to execute the transaction. PG&E Corporation, through PG&E Enterprises and PG&E Shareholdings, Inc. made a

            $425,000,000 equity contribution to PG&E Generating Company, LLC, in connection with the acquisition. USGen New England, Inc. also assumed liabilities of approximately $1,350,000,000.

         d) Net income for the twelve months ended December 31, 2000 = $95,037,697.

         e) PG&E National Energy Group Company (formerly PG&E Generating Company) provides management services to USGen New England, Inc. PG&E National Energy Group Company charges a contractual rate for management services.

            USGen New England, Inc. has an enabling agreement with PG&E Energy Trading - Power, L.P. pursuant to which it may make wholesale sales of electricity and purchase and sell other ancillary services from time to time.

      4.19.  PG&E DISPERSED GENERATING COMPANY, LLC


         a) PG&E Dispersed Generating Company, LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            PG&E Dispersed Generating Company, LLC is currently developing and/or operating small peaker facilities in Ohio and is acting as an engineering procurement construction contractor on two small peaker facilities in California.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of PG&E Dispersed Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and PG&E Dispersed Power Corporation owns a 99% membership interest in PG&E Dispersed Generating Company, LLC.

         c) Project is in the development stage. PG&E Dispersed Generating Company, LLC, has not been capitalized. In February 2000, PG&E Dispersed Power Corporation and PG&E Generating Energy Holdings, Inc. made an initial equity contribution of $22,338,863 and $225,645, respectively. At various dates in 2000, additional equity contributions of $86,230,360 and $871,014 were made by PG&E Dispersed Power Corporation and PG&E Generating Energy Holdings, Inc., respectively.

         d) Total equity as of December 31, 2000 = $97,991,956. Net income for the twelve months ended December 31, 2000 = $(11,673,927).

         e) PG&E National Energy Group Company provides operation, maintenance and management services to PG&E Dispersed Generating Company, LLC. PG&E National Energy Group Company charges a contractual rate for their services.


       4.20.  LIBERTY GENERATING COMPANY, LLC

         a) Liberty Generating Company, LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Liberty Generating Company, LLC is currently developing a 1,100 MW natural gas-fired electric generating merchant power facility in Linden, New Jersey.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Liberty Generating Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and Liberty Generating Corporation owns a 99% membership interest in Liberty Generating Company, LLC.

         c) Project is in the development stage. Liberty Generating Company, LLC, has not been capitalized.

         d) Total equity as of December 31, 2000 = $0.

            Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A


        4.21.  BADGER GENERATING COMPANY, LLC

         a) Badger Generating Company, LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Badger Generating Company, LLC is currently developing a 1,100 MW natural gas-fired electric generating merchant power facility in Pleasant Prairie, Wisconsin.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Badger Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and Badger Power Corporation owns a 99% membership interest in Badger Generating Company, LLC.

         c) Project is in the development stage. Badger Generating Company, LLC, has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A


        4.22.  MADISON WINDPOWER LLC

        a)  Madison Windpower LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Madison Windpower, LLC is currently operating a 12MW wind-powered merchant power facility in Madison, New York.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Madison Wind Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and Madison Wind Power Corporation owns a 99% membership interest in Madison Windpower LLC.

         c) Madison Wind LLC has not been capitalized. It is fully funded by debt.

         d) Total equity as of December 31, 2000 = $(285,624). Net income for the twelve months ended December 31, 2000 = $(285,624).

         e) PG&E National Energy Group Company provides operation, maintenance and management services to Madison Windpower LLC. PG&E National Energy Group Company charges a contractual rate for their services.


        4.23.  COVERT GENERATING COMPANY, LLC

        a)  Covert Generating Company, LLC
            7500 Old Georgetown Road, 13th Floor
            Bethesda, MD 20814-6161

            Covert Generating Company, LLC is currently developing a 1,080 natural gas-fired electric generating merchant power facility in Covert Township, Michigan.

         b) Enterprises owns 100% of PG&E Shareholdings, Inc., which owns 100% of PG&E Generating Company, LLC, which owns 100% of PG&E Generating Energy Group, LLC, which owns 100% each of Covert Power Corporation and PG&E Generating Energy Holdings, Inc. PG&E Generating Energy Holdings, Inc. owns a 1% membership interest and Covert Power Corporation owns a 99% membership interest in

            Covert Generating Company, LLC.

         c) Project is in the development stage. Covert Generating Company, LLC, has not been capitalized.

         d) Total equity as of December 31, 2000 = $0. Net income for the twelve months ended December 31, 2000 = $0.

         e) N/A

EXHIBIT A

     A consolidating statement of income and surplus of the Claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of Claimant and its subsidiary companies as of the close of such calendar year.

     Unaudited consolidating statements of income of the Claimant's subsidiary companies (i.e., PG&E Corporation and its subsidiaries) for 2000, together with unaudited consolidating balance sheets of Claimant's subsidiary companies as of the close of such periods, are attached as Exhibit A.

PG&E CORPORATION
CONSOLIDATING INCOME STATEMENT
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
(in millions)
(unaudited)

                                                             Eliminations
                                               Total             and               Total            PG&E        Total
                                            Consolidated   Reclassifications   Unconsolidated  Corporation  Subsidiaries
                                            ----------------------------------------------------------------------------
Operating revenues
Utility                                      $  9,637       $       -             $  9,637      $      -       $  9,637
Energy commodities and services                16,595            (516)              17,111           111         17,000
                                             --------------------------------------------------------------------------
     Total operating revenues                  26,232            (516)              26,748           111         26,637
                                             --------------------------------------------------------------------------
Operating Expenses
Cost of energy for utility                      8,166               -                8,166             -          8,166
Deferred electric procurement cost             (6,465)              -               (6,465)            -         (6,465)
Cost of energy commodities and services        15,220            (264)              15,484             -         15,484
Operating and maintenance                       3,520            (267)               3,787           111          3,676
Depreciation, amortization, and
   decommissioning                              3,659               5                3,654             -          3,654
Loss on assets held for sale                        -               -                    -             -             -
Provision for loss on generation-related
   regulatory assets and undercollected
   purchased power costs                        6,939               -                6,939             -          6,939
                                             --------------------------------------------------------------------------
             Total operating expenses          31,039            (526)              31,565           111         31,565
                                             --------------------------------------------------------------------------
Operating Income (Loss)                        (4,807)             10               (4,817)            -         (4,817)
Interest Income                                   266               1                  265             -            265
Interest Expense                                 (788)             38                 (826)          (27)          (799)
Equity in earnings of subsidiaries                  -           3,316               (3,316)       (3,316)             -
Other income (expense)                            (23)            (42)                  19            15              4
                                             --------------------------------------------------------------------------
Income (Loss) Before Income Taxes              (5,352)          3,323                (8,675)      (3,328)        (5,347)
Income tax provision (benefit)                 (2,028)              3                (2,031)          (4)        (2,027)
                                             --------------------------------------------------------------------------
Income (Loss) from continuing operations       (3,324)          3,320                (6,644)      (3,324)        (3,320)
Discontinued operations
Loss on disposal of PG&E Energy Services
  (net of applicable income taxes of
  $36 million)                                    (40)             40                  (40)          (40)           (40)
                                             --------------------------------------------------------------------------
Net Income (Loss)                             $(3,364)       $  3,360            $  (6,724)     $ (3,364)       $(3,360)
                                             ==========================================================================


                                        Pacific Gas  PG&E National     PG&E
                                        & Electric   Energy Group,   Corporation      PG&E                    PG&E    PG&E Ventures,
                                         Company         Inc.          Support      Strategic    Elm Power   Ventures       LLC
                                      (Consolidated) (Consolidated) Services, Inc. Capital Inc. Corporation ePro, LLC (Consolidated)
                                      -------------- -------------- -------------- ------------ ----------- --------- --------------
Operating revenues
Utility                                  $  9,637       $     -         $    -       $     -      $      -   $      -     $      -
Energy commodities and services                 -        16,995              5             -             -          -            -
                                         -------------------------------------------------------------------------------------------
     Total operating revenues               9,937        16,995              5       $     -             -          -            -
                                         -------------------------------------------------------------------------------------------
Operating Expenses
Cost of energy for utility                  8,166             -              -             -             -          -            -
Deferred electric procurement cost         (6,465)            -              -             -             -          -            -
Cost of energy commodities and
  services                                      -        15,484              -             -             -          -            -
Operating and maintenance                   2,687           977              5             -             -          -            7
Depreciation, amortization, and
   decommissioning                          3,511           143              -             -             -          -            -
Loss on assets held for sale                   -              -              -             -             -          -            -
Provision for loss on generation-related
   regulatory assets and undercollected
   purchased power costs                    6,939             -              -             -             -          -            -
                                         -------------------------------------------------------------------------------------------
        Total operating expenses           14,838        16,604              5             -             -          -            7
                                         -------------------------------------------------------------------------------------------
Operating Income (Loss)                    (5,201)          391              -             -             -          -           (7)
Interest Income                               186            79              -             -             -          -            -
Interest Expense                             (644)         (155)
Equity in  earnings of subsidiaries
Other income (expense)                         (3)            7              -             -             -          -            -
                                         -------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes          (5,662)          322              -             -             -          -           (7)
Income tax provision (benefit)             (2,154)          130              -             -             -          -           (3)
                                         -------------------------------------------------------------------------------------------
Income (Loss) from continuing
   operations                              (3,508)          192              -             -             -          -           (4)
Discontinued operations
Loss on disposal of PG&E Energy
   Services (net of applicable
   income taxes of $36 million)                  -          (40)             -             -             -          -            -
                                          ------------------------------------------------------------------------------------------
Net Income (Loss)                         $(3,508)      $   152         $    -       $     -       $     -    $     -     $     (4)
                                          ==========================================================================================

EXHIBIT A

PG&E CORPORATION
CONSOLIDATING INCOME STATEMENT
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
(in milions)
(unaudited)

                                                     Pacific Gas &
                                                       Electric                                          Pacific Gas &
                                                        Company        Eliminations and       Total         Electric      Total
                                                     (Consolidated)    Reclassifications  Unconsolidated    Company    Subsidiaries
                                                     ------------------------------------------------------------------------------
Operating revenues
Utility                                                 $  9,637            $    (1)          $  9,638      $  9,637      $    1
Energy commodities and services                                -                  -                  -             -           -
                                                     ------------------------------------------------------------------------------
      Total operating revenues                             9,637                 (1)             9,638         9,637           1
                                                     ------------------------------------------------------------------------------
Operating Expenses
Cost of energy for utility                                 8,166                 (1)             8,167         8,167           -
Deferred electric procurement cost                        (6,465)                 -             (6,465)       (6,465)          -
Cost of energy commodities and services                                                              -             -           -
Operating and maintenance                                  2,687                  -              2,687         2,681           6
Depreciation, amortization, and decommissioning            3,511                  -              3,511         3,510           1
Loss on assets held for sale                                                      -                  -             -           -
Provision for loss on generation-related regulatory
 assets and undercollected purchased power costs           6,939                  -              6,939         6,939           -
                                                     ------------------------------------------------------------------------------
      Total operating expenses                            14,838                 (1)            14,839        14,832           7
                                                     ------------------------------------------------------------------------------
Operating Income (Loss)                                   (5,201)                 -             (5,201)       (5,195)         (6)
Interest Income                                              186               (152)               338           180         158
Interest Expense                                            (644)               152               (796)         (628)       (168)
Equity in  earnings of subsidiaries                            -                 (8)                 8             8           -
Other income (expense)                                        (3)                                   (3)          (27)         24
                                                     ------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                         (5,662)                (8)            (5,654)       (5,662)          8
Income tax provision (benefit)                            (2,154)                 -             (2,154)       (2,154)          -
                                                     ------------------------------------------------------------------------------
Net Income (Loss)                                       $ (3,508)           $    (8)          $ (3,500)     $ (3,508)     $    8
                                                     ==============================================================================

                                                   Alberta and      Natural Gas    Standard Pacific                    Pacific Gas
                                                   Southern Gas     Corporation       Gas Line       Pacific Energy     Properties
                                                     Co. Ltd.      of California     Incorporated     Fuels Company      Company
                                                   --------------------------------------------------------------------------------
Operating revenues
Utility                                               $    -          $     -         $      1           $    -           $    -
Energy commodities and services                            -                -                -                -                -
                                                   --------------------------------------------------------------------------------
      Total operating revenue                              -                -                1                -                -
                                                   --------------------------------------------------------------------------------
Operating Expenses
Cost of energy for utility                                 -                -                -                -                -
Deferred electric procurement cost                         -                -                -                -                -
Cost of energy commodities and services                    -                -                -                -                -
Operating and maintenance                                  -                -                1                -                -
Depreciation, amortization, and decommissioning            -                -                1                -                -
Loss on assets held for sale                               -                -                -                -                -
Provision for loss on generation-related regulatory        -                -                -                -                -
 assets and undercollected purchased power costs           -                -                -                -                -
                                                   --------------------------------------------------------------------------------
Total operating expenses                                   -                -                2                -                -
                                                   --------------------------------------------------------------------------------
Operating Income (Loss)                                    -                -               (1)               -                -
Interest Income                                            1
Interest Expense                                           -                -                -                -               (1)
Equity in  earnings of subsidiaries                        -                -                -                -                -
Other income (expense)                                     -                -                -                -                -
                                                   --------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                          1                -               (1)               -                (1)
Income tax provision (benefit)                             1                -                -                -                (1)
                                                   --------------------------------------------------------------------------------
Net income (loss)                                     $    -          $     -         $     (1)          $    -            $    -
                                                   ================================================================================

PG&E National Energy Group, Inc.
Consolidated Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)

(unaudited)

                                                                        Pacific
                                                                     Conservation    Eureka                  PG&E        PG&E
                                                     Calaska Energy    Services      Energy       PG&E      Funding     Holdings
                                                        Company         Company      Company    Capital 1     LLC        LLC
                                                     -----------------------------------------------------------------------------
Operating revenues
Utility                                                  $    -          $   -           $  -       $  -     $   -       $   -
Energy commodities and services                               -              -              -          -         -           -
                                                     -----------------------------------------------------------------------------
      Total operating revenues                                -              -              -          -         -           -
                                                     -----------------------------------------------------------------------------
Operating Expenses
Cost of energy for utility                                    -              -              -                    -           -
Deferred electric procurement cost                            -              -              -                    -           -
Cost of energy commodities and services                       -              -              -                    -           -
Operating and maintenance                                     -              -              -                    -           -
Depreciation, amortization, and decommissioning               -              -              -                    5           -
Loss on assets held for sale                                  -              -              -                    -           -
Provision for loss on generation-related regulatory           -              -              -                    -           -
 assets and undercollected purchased power costs              -              -              -                    -           -
                                                     -----------------------------------------------------------------------------
          Total operating expenses                            -              -              -          -         5           -
                                                     -----------------------------------------------------------------------------
Operating Income (Loss)                                       -              -              -          -        (5)          -
Interest Income                                               -              1              -                  156           -
Interest Expense                                              -              -              -        (24)     (143)          -
Equity in earnings of subsidiaries                            -              -              -                    -           -
Other income (expense)                                        -              -              -         24         -           -
                                                     -----------------------------------------------------------------------------
Income (Loss) Before Income Taxes                             -              1              -          -         8           -
Income tax provision (benefit)                                -              -              -          -         -           -
                                                     -----------------------------------------------------------------------------
Net Income (Loss)                                        $    -         $    1          $   -       $  -    $    8        $  -
                                                     =============================================================================

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)


                                                             PG&E                PG&E Gas               PG&E Gas
                                                          Enterprises          Transmission       Transmission-Texas
                                                          -----------          ------------       ------------------
Operating revenues
  Generation, transportation and trading                    $15,044                $237                  $1,911
  Equity in earnings of affiliates                               64                   -                       1
                                                            -------                ----                  ------

Total operating revenues                                     15,108                 237                   1,912

Operating expenses
  Cost of commodity sales & fuel                             14,236                   -                   1,688
  Operations, maintenance, and management                       530                  47                     143
  Administrative and general                                     17                   3                       -
  Corporate A&G allocation                                       45                   -                       -
  Depreciation and amortization                                 102                  41                       -
  Impairments and write-offs
  Other operating expenses                                      (11)                 11                       -
                                                            -------                ----                  ------

Total operating expenses                                     14,919                 102                   1,831
                                                            -------                ----                  ------

Operating Income                                                189                 135                      81

Other income (expenses)
  Interest income                                                74                   1                       -
  Interest expense                                              (72)                (41)                    (49)
  Other income                                                   (5)                  1                      (3)
  Preferred stock accretion                                       -                   -                       -
  Minority interest expense                                      (2)                  -                       -
                                                            -------                ----                  ------

Income (loss) from continuing operations
  before income taxes                                           184                  96                      29

Income taxes
  Income tax expense (benefit)                                   99                  38                      (4)
                                                            -------                ----                  ------

Net Income (loss) before cumulative effect
  of a change in accounting principle                            85                  58                      33

Discontinued operations                                         (40)                  -                       -
                                                            -------                ----                  ------

Net Income                                                  $    45                $ 58                  $   33
                                                            =======                ====                  ======


                                                     PG&E National              Adjustments &
                                                   Energy Group, Inc            Eliminations              NEG, Inc.
                                                   -----------------            -------------            ----------
Operating revenues
  Generation, transportation and trading                $16,930                     $(262)                   $  -
  Equity in earnings of affiliates                           65                      (110)                    110
                                                        -------                     -----                    ----

Total operating revenues                                 16,995                      (372)                    110

Operating expenses
  Cost of commodity sales & fuel                         15,667                      (257)                      -
  Operations, maintenance, and management                   715                        (5)                      -
  Administrative and general                                 22                        (1)                      3
  Corporate A&G allocation                                   46                         1                       -
  Depreciation and amortization                             143                         -                       -
  Impairments and write-offs
  Other operating expenses                                   10                         4                       6
                                                        -------                     -----                    ----

Total operating expenses                                 16,603                      (258)                      9
                                                        -------                     -----                    ----

Operating Income                                            392                      (114)                    101

Other income (expenses)
  Interest income                                            80                         5                       -
  Interest expense                                         (156)                        6                       -
  Other income                                                7                        14                       -
  Preferred stock accretion                                   -                         -                       -
  Minority interest expense                                  (2)                        -                       -
                                                        -------                     -----                    ----

Income (loss) from continuing operations
  before income taxes                                       321                       (89)                    101

Income taxes
  Income tax expense (benefit)                              129                         -                      (4)
                                                        -------                     -----                    ----

Net Income (loss) before cumulative effect
  of a change in accounting principle                       192                       (89)                    105

Discontinued operations                                     (40)                        -                       -
                                                        -------                     -----                    ----

Net Income                                              $   152                     $ (89)                   $105
                                                        =======                     =====                    ====

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)

                                                      PG&E National
                                                       Energy Group
                                                      Holdings Corp.        PG&E Overseas, Inc.     Quantum Ventures
                                                      --------------        -------------------     ----------------
Operating revenues
  Generation, transportation and trading                  $15,070                  $  -                 $  -
  Equity in earnings of affiliates                             64                     -                    -
                                                          -------                  ----                 ----

Total operating revenues                                   15,134                     -                    -

Operating expenses
  Cost of commodity sales & fuel                           14,261                     -                    -
  Operations, maintenance, and management                     530                     -                    -
  Administrative and general                                   17                     -                    -
  Corporate A&G allocation                                     44                     -                    -
  Depreciation and amortization                               102                     -                    -
  Impairments and write-offs
  Other operating expenses                                    (10)                    -                    -
                                                          -------                  ----                 ----

Total operating expenses                                   14,944                     -                    -
                                                          -------                  ----                 ----

Operating Income                                              190                     -                    -

Other income (expenses)
  Interest income                                              84                     -                    -
  Interest expense                                            (71)                    -                    -
  Other income                                                 (5)                    -                    -
  Preferred stock accretion                                     -                     -                    -
  Minority interest expense                                    (2)                    -                    -
                                                          -------                  ----                 ----

Income (loss) from continuing operations
  before income taxes                                         196                     -                    -

Income taxes
  Income tax expense (benefit)                                103                     1                    -
                                                          -------                  ----                 ----

Net Income (loss) before cumulative effect
  of a change in accounting principle                          93                    (1)                   -

Discontinued operations                                         -                     -                  (40)
                                                          -------                  ----                 ----

Net Income                                                $    93                  $ (1)                $(40)
                                                          =======                  ====                 ====

                                                                            Adjustments &
                                                     PG&E Enterprises        Eliminations       PG&E Enterprises Inc.
                                                     ----------------       -------------       ---------------------
Operating revenues
  Generation, transportation and trading                 $15,044                $ (26)                $  -
  Equity in earnings of affiliates                            64                  (59)                  59
                                                         -------                -----                 ----

Total operating revenues                                  15,108                  (85)                  59

Operating expenses
  Cost of commodity sales & fuel                          14,236                  (25)                   -
  Operations, maintenance, and management                    530                    -                    -
  Administrative and general                                  17                    -                    -
  Corporate A&G allocation                                    45                    -                    1
  Depreciation and amortization                              102                    -                    -
  Impairments and write-offs
  Other operating expenses                                   (11)                  (1)                   -
                                                         -------                -----                 ----

Total operating expenses                                  14,919                  (26)                   1
                                                         -------                -----                 ----

Operating Income                                             189                  (59)                  58

Other income (expenses)
  Interest income                                             74                    1                  (11)
  Interest expense                                           (72)                  (1)                   -
  Other income                                                (5)                   -                    -
  Preferred stock accretion                                    -                    -                    -
  Minority interest expense                                   (2)                   -                    -
                                                         -------                -----                 ----

Income (loss) from continuing operations
  before income taxes                                        184                  (59)                  47

Income taxes
  Income tax expense (benefit)                                99                    -                   (5)
                                                         -------                -----                 ----

Net Income (loss) before cumulative effect
  of a change in accounting principle                         85                  (59)                  52

Discontinued operations                                      (40)                   -                    -
                                                         -------                -----                 ----

Net Income                                               $    45                $ (59)                $ 52
                                                         =======                =====                 ====

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)

(unaudited)

                                                      PG&E                Adjustments &         PG&E Overseas     PG&E Energy
                                                  Overseas  Inc.           Eliminations             Inc.           Australia
                                                 -----------------------------------------------------------------------------
Operating revenues
  Equity in earnings of affiliates                $             -          $          1         $        (1)       $        -
                                                 -----------------------------------------------------------------------------

Total operating revenues                                        -                     1                  (1)                -

Operating expenses
  Impairments and write-offs                                    -                     -                   -                 -
  Other operating expenses                                      -                     -                   -                 -
                                                 -----------------------------------------------------------------------------

Total operating expenses                                        -                     -                   -                 -
                                                 -----------------------------------------------------------------------------

Operating Income                                                -                     1                  (1)                -

Other income (expenses)                                         -                     -                   -                 -
                                                 -----------------------------------------------------------------------------

Income (loss) from continuing operations before
 income taxes                                                   -                     1                  (1)                -

Income taxes
  Income tax expense (benefit)                                  1                     -                   -                 1
                                                 -----------------------------------------------------------------------------

Net income (loss) before cumulative effect of a
 change in accounting principle                                (1)                    1                  (1)               (1)
                                                 -----------------------------------------------------------------------------

Net Income                                        $            (1)         $          1         $        (1)       $       (1)
                                                 =============================================================================

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 2000
(in millions)
(unaudited)

                                                          Quantum                       PG&E Energy
                                                          Ventures   Adjustments &  Quantum        Services        Barakat &
                                                        Consolidated  Eliminations  Ventures     Ventures, Inc.  Chamberlin, Inc.
                                                       ---------------------------------------------------------------------------
Operating revenues

  Generation, transportation and trading                           -  $         (3)  $     -     $           3    $            -
  Equity in earnings of affiliates                                 -            80       (80)                -                 -
                                                       ---------------------------------------------------------------------------

Total operating revenues                                           -            77       (80)                3                 -

Operating expenses
  Cost of commodity sales & fuel                                   -           (24)        -                24                 -
  Operations, maintenance, and management                          -           (31)        -                31                 -
  Administrative and general                                       -            (1)        -                 1                 -
  Depreciation and amortization                                    -            (7)        -                 7                 -
  Impairments and write-offs                                       -             -         -                 -                 -
  Other operating expenses                                         -            (8)        -                 8                 -
                                                       -----------------------------------------------------------------------------

Total operating expenses                                           -           (71)        -                71                 -
                                                       -----------------------------------------------------------------------------

Operating Income                                                   -           148       (80)              (68)                -

Other income (expenses)
  Interest expense                                                 -             -         -                 -                 -
  Other income                                                     -            47        (5)              (42)                -
                                                       -----------------------------------------------------------------------------

Income (loss) from continuing operations before
 income taxes                                                      -           195       (85)             (110)                -

Income taxes
  Income tax expense (benefit)                                     -            51         -               (50)               (1)
                                                       -----------------------------------------------------------------------------

Net Income (loss) before cumulative effect of a
 change in accounting principle                                    -           144       (85)              (60)                1

Discontinued operations                                          (40)          (40)        -                 -                 -
                                                       -----------------------------------------------------------------------------

Net Income                                               $       (40)  $       104   $   (85)    $         (60)   $            1
                                                       =============================================================================

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)


                                          PG&E National                                              PG&E Energy
                                          Energy Group  Adjustments &    PG&E NEG   PG&E Generating    Trading
                                          Holdings Corp. Eliminations    Holdings     Company LLC   Consolidated  PG&E Properties
                                          -----------------------------------------------------------------------------------------
Operating revenues
  Generation, transportation and trading   $     15,069  $       (987)    $     -    $        1,125   $   14,925   $            6
  Equity in earnings of affiliates               64,168           (99)         99                65           (1)               -
                                          -----------------------------------------------------------------------------------------

Total operating revenues                         15,133        (1,086)         99             1,190       14,924                6

Operating expenses
  Cost of commodity sales & fuel                 14,261          (967)          -               519       14,709                -
  Operations, maintenance, and management           530            (8)          -               405          132                1
  Administrative and general                         16             -           -                11            5                -
  Corporate A&G allocation                           44             -           2                42            -                -
  Depreciation and amortization                     102             -           -                91           11                -
  Impairments and write-offs
  Other operating expenses                          (10)            -           2               (16)           4                -
                                          -----------------------------------------------------------------------------------------

Total operating (expenses)                       14,943          (975)          4             1,052       14,861                1
                                          -----------------------------------------------------------------------------------------

Operating Income                                    190          (111)         95               138           63                5

Other income (expenses)
  Interest income                                    84             6           5                66            7                -
  Interest expense                                  (72)           (6)          -               (61)          (4)              (1)
  Other income                                       (5)            -           -                 -           (5)               -
  Preferred stock accretion                           -             -           -                 -            -                -
  Minority interest expense                          (2)            -           -                (2)           -                -
                                          -----------------------------------------------------------------------------------------

Income (loss) from continuing operations
  before income taxes                               195          (111)        100               141           61                4

Income taxes
  Income tax expense (benefit)                      102            (4)          -                57           47                2
                                          -----------------------------------------------------------------------------------------

Net Income (loss) before cumulative effect
  of a change in accounting principle                93          (107)        100                84           14                2
                                          -----------------------------------------------------------------------------------------

Net Income                                 $         93  $       (107)    $   100    $           84   $       14   $            2
                                          =========================================================================================

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)


                                                       PG&E                           PG&E Energy       PG&E Energy
                                                   International      PG&E Power      Trading Gas      Trading-Power
                                                       Inc.            Holdings       Corporation      Holdings Corp.
                                                  --------------------------------------------------------------------
Operating revenues
  Generation, transportation, and trading           $          -       $   9,591       $    5,454       $           -
  Equity in earnings of affiliates                             -               -               (1)                (24)
                                                  --------------------------------------------------------------------

Total operating revenues                                       -           9,591            5,453                 (24)

Operating expenses
  Cost of commodity sales & fuel                               -           9,461            5,368                   -
  Operations, maintenance, and management                      -              45               87                   -
  Administrative and general                                   -               3                3                   -
  Depreciation and amortization                                -               1                9                   -
  Impairments and write-offs                                   -               -                -                   -
  Other operating expenses                                     4               -                4                   -
                                                  --------------------------------------------------------------------

Total operating expenses                                       4           9,510            5,471                   -
                                                  --------------------------------------------------------------------

Operating Income                                              (4)             81              (18)                (24)

Other income (expenses)
  Interest income                                             11               3                3                   1
  Interest expense                                             -              (2)              (3)                  1
  Other income                                                14               -               (5)                  -
                                                  --------------------------------------------------------------------

Income (loss) from continuing operations
  before income taxes                                         21              82              (23)                (22)

Income taxes
  Income tax expense (benefit)                                 -              69               14                 (35)
                                                  --------------------------------------------------------------------

Net income (loss) before cumulative
  effect of a change in accounting principle                  21              13              (37)                 13
                                                  --------------------------------------------------------------------

Net Income                                          $         21       $      13       $      (37)      $          13
                                                  ====================================================================


                                                     PG&E Energy   Adjustments
                                                       Trading       and
                                                    Consolidated  Eliminations
                                                 -----------------------------
Operating revenues
  Generation, transportation, and trading             $  14,925   $      (120)
  Equity in earnings of affiliates                           (1)           24
                                                 -----------------------------

Total operating revenues                                 14,924           (96)

Operating expenses
  Cost of commodity sales & fuel                         14,709          (120)
  Operations, maintenance, and management                   132             -
  Administrative and general                                  5            (1)
  Depreciation and amortization                              10             -
  Impairments and write-offs                                  -             -
  Other operating expenses                                    4            (4)
                                                 -----------------------------

Total operating expenses                                 14,860          (125)
                                                 -----------------------------

Operating Income                                             64            29

Other income (expenses)
  Interest income                                             7           (11)
  Interest expense                                           (4)            -
  Other income                                               (5)          (14)
                                                 -----------------------------

Income (loss) from continuing operations
  before income taxes                                        62             4

Income taxes
  income tax expense (benefit)                               48             -
                                                 -----------------------------

Net income (loss) before cumulative
  effect of a change in accounting principle                 14             4
                                                 -----------------------------

Net Income                                            $      14   $         4
                                                 =============================

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)


                                                           PG&E Overseas           Rocksavage          PG&E International
                                                          Holdings I, Ltd.       Services I, Inc.     Development Holdings
                                                          ----------------       ----------------     ---------------------
Operating revenues
  Equity in earnings of affiliates                               $ -                   $ -                     $ -
                                                                 ---                   ---                     ---

Total operating revenues                                           -                     -                       -

Operating expenses
  Impairments and write-offs                                       -                     -                       -
  Other operating expenses                                         4                     -                       -
                                                                 ---                   ---                     ---

Total operating expenses                                           4                     -                       -
                                                                 ---                   ---                     ---

Operating Income                                                  (4)                    -                       -

Other income (expenses)
  Interest income                                                  4                     -                       -
  Other income                                                     1                     -                       -
                                                                 ---                   ---                     ---

Income (loss) from continuing operations
  before income taxes                                              1                     -                       -

Income taxes
  Income tax expense (benefit)                                     -                    (8)                      -
                                                                 ---                   ---                     ---

Net income (loss) before cumulative
  effect of a change in accounting principle                       1                     8                       -
                                                                 ---                   ---                     ---

Net Income                                                       $ 1                   $ 8                     $ -
                                                                 ===                   ===                     ===


                                                                 PG&E         Adjustments &       PG&E
                                                          International, Inc.  Eliminations   International
                                                          -------------------  -------------  -------------
Operating revenues
  Equity in earnings of affiliates                               $ -                 (9)             9
                                                                 ---                ---            ---

Total operating revenues                                           -                 (9)             9

Operating expenses
  Impairments and write-offs                                       -                  -              -
  Other operating expenses                                         4                  -              -
                                                                 ---                ---            ---

Total operating expenses                                           4                  -              -
                                                                 ---                ---            ---

Operating Income

Other income (expenses)                                           (4)                (9)             9
  Interest income                                                 11                  -              7
  Other income                                                    14                  -             13
                                                                 ---                ---            ---
Income (loss) from continuing operations
  before income taxes                                             21                 (9)            29
Income taxes
  Income tax expense (benefit)                                     -                  8              -
                                                                 ---                ---            ---
Net income (loss) before cumulative                                                 (17)            29
  effect of a change in accounting principle                      21
                                                                 ---                ---            ---
Net Income                                                        21                (17)            29
                                                                 ===                ===            ===





PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)


                                                         Consol. PG&E                        PG&E Corporation
                                                           Overseas        Adjustments &        Australian        PG&E Overseas
                                                        Holdings I, Ltd.    Eliminations        Holdings Pty     Holdings I, Ltd.
                                                        ----------------   -------------     ----------------    ----------------
Operating revenues
  Equity in earnings of affiliates                           $ -               $4                 $ -                $(4)
                                                             ---               --                 ---                ---

Total operating revenues                                       -                4                   -                 (4)

Operating expenses
  Impairments and write-offs                                   -                -                   -                  -
  Other operating expenses                                     4                -                   4                  -
                                                             ---               --                 ---                ---

Total operating expenses                                       4                -                   4                  -
                                                             ---               --                 ---                ---

Operating Income                                              (4)               4                  (4)                (4)

Other income (expenses)
  Interest income                                              4                -                   -                  4
  Other income                                                 1                -                   -                  1
                                                             ---               --                 ---                ---

Income (loss) from continuing operations before                1                4                  (4)                 1
 income taxes

Income taxes
Net income (loss) before cumulative effect of a
 change in accounting principle                                1                4                  (4)                 1
                                                             ---               --                 ---                ---

Net Income                                                   $ 1               $4                 $(4)               $ 1
                                                             ===              ===                   ===                ===

PG&E National Energy Group, Inc.
Consolidating Income Statement
For the Twelve Months Ended December 31, 2000
(in millions)
(unaudited)

                                                                                                        Conaway
                                                                                      Oak Creek        Conservancy
                                                      The Conway                   Associates Joint    Group Joint  Alhambra Pacific
                                Gilia Enterprises   Ranch Company    BPS I, Inc.       Venture           Venture     Joint Venture
                                -----------------   -------------    -----------   ----------------    -----------  ----------------
Operating revenues
  Generation, transportation,
     and trading                             $ -             $ -            $ -              $ -             $ -              $ -
  Equity in earnings of
    affiliates                                 -               2              -                -               6                -
                                             ---             ---            ---              ---             ---              ---
Total operating revenues                       -               2              -                -               6                -

Operating expenses
  Operations, maintenance,
      and management                           -               -              -                -               1                -
  Depreciation and
     amortization                              -               -              -                -               -                -
  Impairments and write-offs                   -               -              -                -               -                -
  Other operating expenses                     -               -              -                -               -                -
                                             ---             ---            ---              ---             ---              ---
Total operating expenses                       -               -              -                -               1                -
                                             ---             ---            ---              ---             ---              ---
Operating Income                               -               2              -                -               5                -

Other income (expenses)
  Interest expense                             -               -              -                -               -                -
                                             ---             ---            ---              ---             ---              ---
Income (loss) from
  continuing operations
  before income taxes                          -               2              -                -               5                -

Income taxes
  Income tax expense
     (benefit)                                                 1              -                -               -                -
                                             ---             ---            ---              ---             ---              ---
Net income (loss) before
  cumulative effect of
  a change in accounting
  principle                                    -               1              -                -               5                -
                                             ---             ---            ---              ---             ---              ---
Net Income                                   $ -             $ 1            $ -              $ -             $ 5              $ -
                                             ===             ===            ===              ===             ===              ===


                                       PG&E Properties                            PG&E
                                        Consolidated        Eliminations       Properties
                                       ---------------      ------------       ----------
Operating revenues
  Generation, transportation,
     and trading                                   $ 6              $  -              $ -
  Equity in earnings of
    affiliates                                       -                (6)               4
                                                   ---              ----              ---
Total operating revenues                             6                (6)               4

Operating expenses
  Operations, maintenance,
      and management                                 1                (1)               -
  Depreciation and
     amortization                                    -                 -                -
  Impairments and write-offs                         -                 -                -
  Other operating expenses                           -                 -                -
                                                   ---              ----              ---
Total operating expenses                             1                 -                -
                                                   ---              ----              ---
Operating Income                                     5                (7)               4

Other income (expenses)
  Interest expense                                   1                 1                -
                                                   ---              ----              ---
Income (loss) from
  continuing operations
  before income taxes                                4                (6)               3

Income taxes
  Income tax expense
     (benefit)                                       2                 -                1
                                                   ---              ----              ---
Net income (loss) before
  cumulative effect of
  a change in accounting
  principle                                          2                (6)               2
                                                   ---              ----              ---
Net Income                                         $ 2              $ (6)             $ 2
                                                   ===              ====              ===

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(Unaudited)

                                           Total            Eliminations and             Total                PG&E
                                        Consolidated       Reclassifications         Unconsolidated        Corporation
                                        ------------------------------------------------------------------------------
 ASSETS

 Current Assets
 Cash and cash equivalents                  $    899                 $     -               $    899             $    -
 Short-term investments                        1,634                       -                  1,634                351
 Accounts receivable                                                       -
     Customers                                 2,131                  (1,233)                 3,364                  -
     Related parties                               -                    (301)                   301                295
     Energy marketing                          2,211                   2,211                      -
     Regulatory balancing accounts               222                       -                    222
     Other                                         -                  (1,199)                 1,199                193
 Price Risk Management                         2,039                       -                  2,039                  -
 Inventories                                     392                       -                    392                  -
 Income taxes receivable                       1,241                       -                  1,241                121
 Prepaid Expense and Other                       406                     179                    227                  -
 Other current assets                              -                    (171)                   171
                                            --------------------------------------------------------------------------
 Total current assets                         11,175                    (514)                11,689                960

 Property, Plant, and Equipment
 Utility                                      23,872                       -                 23,872                  -
 Non-Utility                                                               -                      -                  -
    Electric Generation                        2,008                  (1,604)                 3,612                  -
    Gas Transmission                           1,542                   1,532                     10                  -
 Construction work in progress                   900                       1                    899                  -
 Other                                           147                      33                    114                 15
                                            --------------------------------------------------------------------------
 Total property, plant, and
  equipment (at original cost)                28,469                     (38)                28,507                 15
 Accumulated depreciation and
  decommissioning                            (11,878)                      -                (11,878)                (6)
                                            --------------------------------------------------------------------------
 Net property, plant, and equipment           16,591                     (38)                16,629                  9

 Other Noncurrent Assets
    Investments in subsidiaries                    -                  (3,439)                 3,439              3,439
    Regulatory assets                          1,773                      35                  1,738                  -
    Nuclear decommissioning funds              1,328                       -                  1,328                  -
    Price risk management                      2,026                       -                  2,026                  -
    Other                                      2,398                    (826)                 3,224                 65
                                            --------------------------------------------------------------------------
 Total noncurrent assets                       7,525                    (791)                 8,316              3,504
                                            --------------------------------------------------------------------------
 TOTAL ASSETS                               $ 35,291                 $(1,393)              $ 36,684             $4,473
                                            ==========================================================================


                                                            Pacific Gas &       PG&E National        PG&E
                                                              Electric          Energy Group,     Corporaton
                                           Total              Company               Inc            Support          PG&E Strategic
                                       Subsidiaries        (Consolidated)      (Consolidated)    Services, Inc       Capital, Inc.
                                      ---------------------------------------------------------------------------------------------
ASSETS

 Current Assets
 Cash and cash equivalents                $    899               $    111            $   788            $  -                 $  -
 Short-term investments                      1,283                  1,283
 Accounts receivable
     Customers                               3,364                    993              2,371               -                    -
     Related parties                             6                      6
     Energy marketing                            -                      -                  -               -                    -
     Regulatory balancing accounts             222                    222                  -               -                    -
     Other                                   1,006                    718                276              12                    -
 Price Risk Management                       2,039                      -              2,039               -                    -
 Inventories                                   392                    280                112               -                    -
 Income taxes receivable                     1,120                  1,120                  -               -                    -
 Prepaid Expense and Other                     227                      -                182               -                    -
 Other current assets                          171                     45                171               -                    -
                                         -----------------------------------------------------------------------------------------
 Total current assets                       10,729                  4,778              5,939              12                    -

 Property, Plant, and Equipment
 Utility                                    23,872                 23,872                  -               -                    -
 Non-Utility
    Electric Generation                      3,612                      -              3,612               -                    -
    Gas Transmission                            10                      -                 10               -                    -
 Construction work in progress                 899                    249                650               -                    -
 Other                                          99                      -                 99               -                    -
                                         -----------------------------------------------------------------------------------------
 Total property, plant, and
  equipment (at original cost)              28,492                 24,121              4,371               -                    -
 Accumulated depreciation and
  decommissioning                          (11,872)               (11,120)              (752)              -                    -
                                         -----------------------------------------------------------------------------------------
 Net property, plant, and equipment         16,620                 13,001              3,619               -                    -

 Other Noncurrent Assets
    Investments in subsidiaries                  -                      -                  -               -                   -
    Regulatory assets                        1,738                  1,716                 22               -                   -
    Nuclear decommissioning funds            1,328                  1,328                  -               -                   -
    Price risk management                    2,026                      -              2,026               -                   -
    Other                                    3,159                  1,165              1,350               -                   -
                                         ----------------------------------------------------------------------------------------
 Total noncurrent assets                     8,251                  4,209              3,398               -                   -
                                         ----------------------------------------------------------------------------------------
 TOTAL ASSETS                             $ 35,650               $ 21,988            $12,956            $ 12                $  -
                                         ========================================================================================

                                                                                PG&E
                                        Elm Power      PG&E Ventures       Ventures, LLC
                                       Corporation       ePro, LLC         (Consolidated)
                                       --------------------------------------------------
ASSETS

 Current Assets
 Cash and cash equivalents               $       -       $         -           $        -
 Short-term investments
 Accounts receivable
     Customers                                   -                 -                    -
     Related parties                             -                 -                    -
     Energy marketing                            -                 -                    -
     Regulatory balancing accounts               -                 -                    -
     Other                                      50                 -                    -
 Price Risk Management                           -                 -                    -
 Inventories                                     -                 -                    -
 Income taxes receivable                         -                 -                    -
 Prepaid Expense and Other                       -                 -                    -
 Other current assets                            -                 -                    -
                                       --------------------------------------------------
 Total current assets                           50                 -                    -

 Property, Plant, and Equipment
 Utility                                         -                 -                    -
 Non-Utility
    Electric Generation                          -                 -                    -
    Gas Transmission                             -                 -                    -
 Construction work in progress                   -                 -                    -
 Other                                           -                 -                    -
                                       --------------------------------------------------
 Total property, plant, and
  equipment (at original cost)                   -                 -                    -
 Accumulated depreciation and
  decommissioning                                -                 -                    -
                                       --------------------------------------------------
 Net property, plant, and equipment              -                 -                    -

 Other Noncurrent Assets
    Investments in subsidiaries                  -                 -                    -
    Regulatory assets                            -                 -                    -
    Nuclear decommissioning funds                -                 -                    -
    Price risk management                        -                 -                    -
    Other                                      640                 4                    -
                                       --------------------------------------------------
 Total noncurrent assets                       640                 4                    -
                                       --------------------------------------------------
 TOTAL ASSETS                            $     690       $         4           $        -
                                       ==================================================

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(Unaudited)

                                                                         Total       Eliminations and        Total
                                                                      Consolidated   Reclassifications   Unconsolidated
                                                                      -------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings                                                    $ 4,530         $     1             $ 4,529
Long-term debt classified as current                                       2,391               -               2,391
Current portion of rate reduction bonds                                      290               -                 290
Accounts Payable
  Trade creditors                                                          3,760          (2,308)              6,068
  Energy marketing                                                         2,096           2,096                   -
  Regulatory balancing accounts                                              196               -                 196
  Other                                                                      459            (601)              1,060
Accrued taxes                                                                  -             (27)                 27
Deferred taxes                                                                 -               -                   -
Price risk management                                                      1,999               -               1,999
Other                                                                      1,563            (457)              2,020
                                                                     --------------------------------------------------
Total current liabilities                                                 17,284          (1,296)             18,580
                                                                     --------------------------------------------------

Noncurrent liabilities
  Long-term debt                                                           4,736               4               4,732
  Rate reduction bonds                                                     1,740               -               1,740
Deferred income taxes                                                      1,656             691                 965
Deferred tax credits                                                         192               -                 192
Price risk management                                                      1,867               -               1,867
Other                                                                      3,864              20               3,844
                                                                     --------------------------------------------------
Total noncurrent liabilities                                              14,055             715              13,340
                                                                     --------------------------------------------------
Total Liabilities                                                         31,339            (581)             31,920
                                                                     --------------------------------------------------

Preferred Stock of Subsidiaries                                              480              (8)                488

Utility Obligated Mandatorily Redeemable Preferred Securities
    of Trust Holding Solely Utility Subordinated Debentures                  300               -                 300

Common Stockholders' Equity                                                                                        -
Common stock,
                                                                           5,971          (6,415)             12,386
Common stock held by subsidiary, at cost,                                   (690)            475              (1,165)
Reinvested earnings (accumulated deficit)                                 (2,105)          1,873              (3,978)
Accumulated other comprehensive income (loss)                                 (4)             (4)                  -
                                                                     --------------------------------------------------
Total common stockholders' equity                                          3,172          (4,071)              7,243
                                                                     --------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $35,291         $(4,652)            $39,163
                                                                     ==================================================

                                                                                                   Pacific Gas &
                                                                                                     Electric
                                                                         PG&E          Total          Company
                                                                      Corporation   Subsidiaries   (Consolidated)
                                                                      -------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings                                                   $   931        $ 3,598        $ 3,079
Long-term debt classified as current                                          -          2,391          2,374
Current portion of rate reduction bonds                                       -            290            290
Accounts Payable
  Trade creditors                                                            72          5,996          3,826
  Energy marketing                                                            -              -              -
  Regulatory balancing accounts                                               -            196            196
  Other                                                                       -          1,060            363
Accrued taxes                                                               108            (81)             -
Deferred taxes                                                                -            172            172
Price risk management                                                         -          1,999              -
Other                                                                       209          1,811            670
                                                                      -------------------------------------------
Total current liabilities                                                 1,320         17,432         10,970
                                                                      -------------------------------------------

Noncurrent liabilities
  Long-term debt                                                              -          4,732          3,342
  Rate reduction bonds                                                        -          1,740          1,740
Deferred income taxes                                                         9            956            929
Deferred tax credits                                                          -            192            192
Price risk management                                                         -          1,867              -
Other                                                                        10          3,834          2,968
                                                                      -------------------------------------------
Total noncurrent liabilities                                                 19         13,321          9,171
                                                                      -------------------------------------------
Total Liabilities                                                         1,339         30,753         20,141
                                                                      -------------------------------------------

Preferred Stock of Subsidiaries                                               -            488            431

Utility Obligated Mandatorily Redeemable Preferred Securities
    of Trust Holding Solely Utility Subordinated Debentures                   -            300            300

Common Stockholders' Equity
Common stock                                                              5,971          6,415          3,570
Common stock held by subsidiary, at cost,                                  (690)          (475)          (475)
Reinvested earnings (accumulated deficit)                                (2,147)        (1,831)        (1,979)
Accumulated other comprehensive income (loss)                                 -              -              -
                                                                      -------------------------------------------
Total common stockholders' equity                                         3,134          4,109          1,116
                                                                      -------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 4,473        $34,862        $21,988
                                                                      ===========================================

                                                                        PG&E National     PG&E Corporation
                                                                      Energy Group, Inc       Support        PG&E Strategic
                                                                        (Consolidated)     Services, Inc      Capital, Inc.
                                                                      ------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings                                                      $   519           $   -             $   -
Long-term debt classified as current                                            17               -                 -
Current portion of rate reduction bonds
Accounts Payable
  Trade creditors                                                            2,170               -                 -
  Energy marketing                                                               -               -                 -
  Regulatory balancing accounts                                                  -               -                 -
  Other                                                                        681              12                 -
Accrued taxes                                                                  (78)              -                 -
Deferred taxes                                                                   -               -                 -
Price risk management                                                        1,999               -                 -
Other                                                                        1,138               -                 -
                                                                      ------------------------------------------------------
Total current liabilities                                                    6,446              12                 -
                                                                      ------------------------------------------------------

Noncurrent liabilities
  Long-term debt                                                             1,390               -                 -
  Rate reduction bonds                                                           -               -                 -
Deferred income taxes                                                           27               -                 -
Deferred tax credits                                                             -               -                 -
Price risk management                                                        1,867               -                 -
Other                                                                          866               -                 -
                                                                      ------------------------------------------------------
Total noncurrent liabilities                                                 4,150               -                 -
                                                                      ------------------------------------------------------
Total Liabilities                                                           10,596              12                 -
                                                                      ------------------------------------------------------

Preferred Stock of Subsidiaries                                                 57               -                 -

Utility Obligated Mandatorily Redeemable Preferred Securities
    of Trust Holding Solely Utility Subordinated Debentures                      -               -                 -

Common Stockholders' Equity
Common stock                                                                 2,151               -                 -
Common stock held by subsidiary, at cost                                         -               -                 -
Reinvested earnings (accumulated deficit)                                      152               -                 -
Accumulated other comprehensive income (loss)                                    -               -                 -
                                                                      ------------------------------------------------------
Total common stockholders' equity                                            2,303               -                 -
                                                                      ------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $12,899             $12               $ -
                                                                      ======================================================

                                                                                                               PG&E
                                                                         Elm Power        PG&E Ventures    Ventures, LLC
                                                                        Corporation         ePro, LLC      (Consolidated)
                                                                      ------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities                                                             -                -                  -
Short-term borrowings                                                           -                -                  -
Long-term debt classified as current                                            -                -                  -
Current portion of rate reduction bonds                                         -                -                  -
Accounts Payable                                                                -                -                  -
  Trade creditors                                                               -                -                  -
  Energy marketing                                                              -                -                  -
  Regulatory balancing accounts                                                 -                -                  -
  Other                                                                         -                -                  4
Accrued taxes                                                                   -                -                 (3)
Deferred taxes                                                                  -                -                  -
Price risk management                                                           -                -                  -
Other                                                                           -                -                  3
                                                                      ------------------------------------------------------
Total current liabilities                                                       -                -                  4
                                                                      ------------------------------------------------------

Noncurrent liabilities                                                          -                -                  -
  Long-term debt                                                                -                -                  -
  Rate reduction bonds                                                          -                -                  -
Deferred income taxes                                                           -                -                  -
Deferred tax credits                                                            -                -                  -
Price risk management                                                           -                -                  -
Other                                                                           -                -                  -
                                                                      ------------------------------------------------------
Total noncurrent liabilities                                                     -               -                  -
                                                                      ------------------------------------------------------
Total Liabilities                                                                -               -                  4
                                                                      ------------------------------------------------------
Preferred Stock of Subsidiaries                                                  -               -                  -

Utility Obligated Mandatorily Redeemable Preferred Securities
    of Trust Holding Solely Utility Subordinated Debentures                      -               -                  -

Common Stockholders' Equity                                                      -               -                  -
Common stock                                                                     -               -                  -
Common stock held by subsidiary, at cost,                                      690               4                  -
Reinvested earnings (accumulated deficit)                                        -               -                  -
Accumulated other comprehensive income (loss)                                    -               -                 (4)
                                                                      ------------------------------------------------------
Total common stockholders' equity                                              690               4                 (4)
                                                                      ------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $   690             $ 4               $  -
                                                                      ======================================================

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(unaudited)

                                        Pacific Gas &
                                       Electric Company      Eliminations and          Total          Pacific Gas &
                                        (Consolidated)      Reclassifications      Unconsolidated    Electric Company
                                       ------------------------------------------------------------------------------
 ASSETS
 Current Assets
 Cash and cash equivalents                    $    111               $      -            $    111            $     47
 Short-term investments                          1,283                      -               1,283               1,270
 Accounts receivable
     Customers                                     993                      -                 993                 992
     Related parties                                 6                   (582)                588                  21
     Energy marketing                                -                      -                   -                   -
     Regulatory balancing accounts                 222                      -                 222                 222
     Other                                         718                     42                 676                 676
 Price Risk Management                               -                      -                   -                   -
 Inventories                                       280                     97                 183                 183
 Income taxes receivable                         1,120                      -               1,120               1,120
 Prepaid Expense and Other                          45                      -                  45                  45
 Other current assets                                -                      -                   -                   -
                                       ------------------------------------------------------------------------------
 Total current assets                            4,778                   (443)              5,221               4,576

 Property, Plant, and Equipment
 Utility                                        23,872                      -              23,872              23,842
 Non-Utility
    Electric Generation                              -                      -                   -                   -
    Gas Transmission                                 -                      -                   -                   -
 Construction work in progress                     249                      -                 249                 249
 Other                                               -                      -                   -                   -
                                       ------------------------------------------------------------------------------
 Total property, plant, and equipment
   (at original cost)                            24,121                     -              24,121              24,091
 Accumulated depreciation and
   decommissioning                              (11,120)                    -             (11,120)            (11,112)
                                       ------------------------------------------------------------------------------
 Net property, plant, and equipment              13,001                     -              13,001              12,979

 Other Noncurrent Assets
    Investments in subsidiaries                       -                  (567)                567                 567
    Regulatory assets                             1,716                     -               1,716               1,715
    Nuclear decommissioning funds                 1,328                     -               1,328               1,328
    Price risk management                             -                     -                   -                   -
    Other                                         1,165                (2,231)              3,396               1,150
                                       ------------------------------------------------------------------------------
 Total noncurrent assets                          4,209                (2,798)              7,007               4,760
                                       ------------------------------------------------------------------------------
 TOTAL ASSETS                                 $  21,998              $ (3,241)           $ 25,229            $ 22,315
                                       ==============================================================================

                                                                                          Standard
                                                       Alberta and      Natural Gas     Pacific Gas
                                        Total         Southern Gas    Corporation of        Line      Pacific Energy    Pacific Gas
                                     Subsidiaries       Co. Ltd.        California      Incorporated  Fuels Company     Properties
                                     ----------------------------------------------------------------------------------------------
 ASSETS
 Current Assets
 Cash and cash equivalents               $     64       $    14         $     -             $     -       $   -           $   -
 Short-term investments                        13             -               -                   1           -               -
 Accounts receivable
     Customers                                  1             -               -                   -           -               -
     Related parties                          587             -               8                   -           -               -
     Energy marketing                           -             -               -                   -           -               -
     Regulatory balancing accounts              -             -               -                   -           -               -
     Other                                      -             -               -                   -           -               -
 Price Risk Management                          -             -               -                   -           -               -
 Inventories                                    -             -               -                   -           -               -
 Income taxes receivable                        -             -               -                   -           -               -
 Prepaid Expense and Other                      -             -               -                   -           -               -
 Other current assets                           -             -               -                   -           -               -
                                         -----------------------------------------------------------------------------------------
 Total current assets                         645            14               8                   1           -               -

 Property, Plant, and Equipment
 Utility                                       30             -               -                  30           -               -
 Non-Utility
    Electric Generation                         -             -               -                   -           -               -
    Gas Transmission                            -             -               -                   -           -               -
 Construction work in progress                  -             -               -                   -           -               -
 Other                                          -             -               -                   -           -               -
                                          -----------------------------------------------------------------------------------------
 Total property, plant, and equipment
  (at original cost)                            30            -               -                  30           -               -
Accumulated depreciation and
  decommissioning                               (8)           -               -                  (8)          -               -
                                         -----------------------------------------------------------------------------------------
 Net property, plant, and equipment             22            -               -                  22           -               -

 Other Noncurrent Assets
    Investments in subsidiaries                  -            -                -                  -           -               -
    Regulatory assets                            1            -                -                  1           -               -
    Nuclear decommissioning funds                -
    Price risk management                        -            -                -                  -           -               -
    Other                                    2,246            -                -                  -           -               -
                                         -----------------------------------------------------------------------------------------
 Total noncurrent assets                     2,247            -               -                   1           -               -
                                         ----------------------------------------------------------------------------------------
 TOTAL ASSETS                            $   2,914      $    14         $     8             $    24       $   -           $   -
                                         ========================================================================================

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(unaudited)

                                             Pacific Gas &
                                           Electric Company        Eliminations and          Total          Pacific Gas &
                                            (Consolidated)        Reclassifications      Unconsolidated    Electric Company
                                       ------------------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
 Short-term borrowings                        $   3,079              $       -           $   3,079           $  3,079
 Long-term debt classified as current             2,374                      -               2,374              2,374
 Current portion of rate reduction bonds            290                      -                 290                  -
 Accounts Payable
   Trade creditors                                3,826                   (539)              4,365              4,353
   Energy marketing                                   -                      -                   -                  -
   Regulatory balancing accounts                    196                      -                 196                196
   Other                                            363                      -                 363                363
 Accrued taxes                                        -                      1                  (1)                 2
 Deferred taxes                                     172                      -                 172                172
 Price risk management                                -                      -                   -                  -
 Other                                              670                     98                 572                569
                                       ------------------------------------------------------------------------------
 Total current liabilities                       10,970                   (440)             11,410             11,108
                                        ------------------------------------------------------------------------------
 Noncurrent liabilities
   Long-term debt                                 3,342                    (29)              3,371              3,342
   Rate reduction bonds                           1,740                 (1,482)              3,222              1,482
 Deferred income taxes                              929                      -                 929                926
 Deferred tax credits                               192                      -                 192                192
 Price risk management                                -                      -                   -                  -
 Other                                            2,968                      4               2,964              2,964
                                       ------------------------------------------------------------------------------
 Total noncurrent liabilities                     9,171                 (1,507)             10,678              8,906
                                       ------------------------------------------------------------------------------
 Total Liabilities                               20,141                 (1,947)             22,088             20,014
                                       ------------------------------------------------------------------------------

 Preferred Stock                                    431                      -                 431                431

 Utility Obligated Mandatorily Redeemable
   Preferred Securities of Trust Holding
   Solely Utility Subordinated Debentures           300                   (309)                609                309

 Common Stockholders' Equity
 Common stock                                     3,570                   (553)              4,123              3,571
 Common stock held by subsidiary, at cost,         (475)                  (475)                  -                  -
 Reinvested earnings (accumulated deficit)       (1,979)                    43              (2,022)            (2,011)
 Accumulated other comprehensive income
   (loss)                                             -                      -                   -                  1
                                       ------------------------------------------------------------------------------
 Total common stockholders' equity                1,847                 (1,294)              3,141              2,301
                                       ------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY                                     $  21,988              $  (3,241)          $  25,229           $ 22,315
                                       ==============================================================================


                                                                                          Standard
                                                       Alberta and      Natural Gas     Pacific Gas
                                        Total         Southern Gas    Corporation of        Line      Pacific Energy    Pacific Gas
                                     Subsidiaries       Co. Ltd.        California      Incorporated  Fuels Company     Properties
                                     ----------------------------------------------------------------------------------------------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
 Short-term borrowings                   $       -      $     -         $     -             $     -       $     -         $   -
 Long-term debt classified as current            -
 Current portion of rate reduction bonds       290            -               -                   -             -             -
 Accounts Payable
   Trade creditors                              12            -               -                   -             -            10
   Energy marketing                              -            -               -                   -             -             -
   Regulatory balancing accounts                 -            -               -                   -             -             -
   Other                                         -            -               -                   -             -             -
 Accrued taxes                                  (3)           -               1                  (3)            -            (1)
 Deferred taxes                                  -            -               -                   -             -             -
 Price risk management                           -            -               -                   -             -             -
 Other                                           3            -               -                   -             -             -
                                         ----------------------------------------------------------------------------------------
 Total current liabilities                     302            -               1                  (3)            -             9
                                         ----------------------------------------------------------------------------------------
 Noncurrent liabilities
   Long-term debt                               29            -               -                  29             -             -
   Rate reduction bonds                      1,740            -               -                   -             -             -
 Deferred income taxes                           3            -               1                   3             -             -
 Deferred tax credits                            -            -               -                   -             -             -
 Price risk management                           -            -               -                   -             -             -
 Other                                           -            -               -                   -             -             -

 Total noncurrent liabilities                1,772            -               -                  32             -             -
                                         ----------------------------------------------------------------------------------------
 Total Liabilities                           2,074            -               1                  29             -             9
                                         ----------------------------------------------------------------------------------------
 Preferred Stock

 Utility Obligated Mandatorily Redeemable
  Preferred Securities of Trust Holding
  Solely Utility Subordinated Debentures       300            -               -                   -             -             -

 Common Stockholders' Equity
 Common stock                                  552            -              11                  11             -             -
 Common stock held by subsidiary, at cost        -
 Reinvested earnings (accumulated deficit      (11)          15              (4)                (16)            -            (9)
 Accumulated other comprehensive
  income (loss)                                 (1)          (1)              -                   -             -             -
                                         ----------------------------------------------------------------------------------------
 Total common stockholders' equity             840           14               7                  (5)            -            (9)
                                         ----------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                 $   2,914        $  14          $    8             $    24        $    -         $   -
                                         ========================================================================================

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(unaudited)

                                                            Conservation   Eureka                  PG&E       PG&E
                                           Calaska Energy     Services     Energy      PG&E      Funding,   Holdings
                                               Company         Company     Company   Capital I     LLC        LLC
                                           -------------------------------------------------------------------------
ASSETS

Current Assets
Cash and cash equivalents                      $   -            $ -         $ -         $ -       $   50     $  -
Short-term investments                             -              -           -           -           12        -
Accounts receivable
    Customers                                      -              -           1           -            -        -
    Related parties                                -              -           -           -          527       32
    Energy marketing                               -              -           -           -            -        -
    Regulatory balancing accounts                  -              -           -           -            -        -
    Other                                          -              -           -           -            -        -
Price Risk Management                              -              -           -           -            -        -
Inventories                                        -              -           -           -            -        -
Income taxes receivable                            -              -           -           -            -        -
Prepaid Expense and Other                          -              -           -           -            -        -
Other current assets                               -              -           -           -            -        -
                                           -------------------------------------------------------------------------
Total current assets                               -              -           1           -          589       32

Property, Plant, and Equipment
Utility                                            -              -           -           -            -        -
Non-Utility
   Electric Generation                             -              -           -           -            -        -
   Gas Transmission                                -              -           -           -            -        -
Construction work in progress                      -              -           -           -            -        -
Other                                              -              -           -           -            -        -
                                           -------------------------------------------------------------------------
Total property, plant, and equipment (at
   original cost)                                  -              -           -           -            -        -
Accumulated depreciation and
   decommissioning                                 -              -           -           -            -        -
                                           -------------------------------------------------------------------------
Net property, plant, and equipment                 -              -           -           -            -        -

Other Noncurrent Assets
   Investments in subsidiaries                     -              -           -           -            -        -
   Regulatory assets                               -              -           -           -            -        -
   Nuclear decommissioning funds                   -              -           -           -            -        -
   Price risk management                           -              -           -           -            -        -
   Other                                           -              -           4         309        1,490      443
                                           -------------------------------------------------------------------------
Total noncurrent assets                            -              -           4         309        1,490      443
                                           -------------------------------------------------------------------------
TOTAL ASSETS                                   $   -            $ -         $ 5        $309       $2,079     $475
                                           =========================================================================

PG&E Corporation
Consolidating Balance Sheet
December 31, 2000
(in millions)
(unaudited)

                                                               Pacific
                                                            Conservation   Eureka                  PG&E       PG&E
                                           Calaska Energy     Services     Energy      PG&E      Funding,   Holdings
                                               Company         Company     Company   Capital I     LLC        LLC
                                           -------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings                          $  -             $ -         $ -        $  -       $     -     $   -
Long-term debt classified as current              -               -           -           -             -         -
Current portion of rate reduction bonds           -               -           -           -           290         -
Accounts Payable
  Trade creditors                                 1               -           1           -             -         -
  Energy marketing                                -               -           -           -             -         -
  Regulatory balancing accounts                   -               -           -           -             -         -
  Other                                           -               -           -           -             -         -
Accrued taxes                                     -               -           -           -             -         -
Deferred taxes                                    -               -           -           -             -         -
Price risk management                             -               -           -           -             -         -
Other                                             -               -           -           -             3         -
                                           -------------------------------------------------------------------------
Total current liabilities                         1               -           1           -           283         -
                                           -------------------------------------------------------------------------

Noncurrent liabilities
  Long-term debt                                  -               -           -           -             -          -
  Rate reduction bonds                            -               -           -           -         1,740        -
Deferred income taxes                             -               -           -           -             -          -
Deferred tax credits                              -               -           -           -             -          -
Price risk management
Other                                             -               -           -           -             -          -
                                           -------------------------------------------------------------------------
Total noncurrent liabilities                      -               -           -           -         1,740          -
                                           -------------------------------------------------------------------------
Total Liabilities                                 1               -           1           -         2,033          -
                                           -------------------------------------------------------------------------

Preferred Stock                                   -               -           -           -             -          -

Utility Obligated Mandatorily Redeemable
  Preferred Securities of Trust Holding
  Solely Utility Subordinated
  Debentures                                      -               -           -           -           300           -

Common Stockholders' Equity
Common stock                                     17               -           4           9            25        475
Common stock held by subsidiary, at cost,
Reinvested earnings (accumulated deficit)       (18)              -           -           -            21          -
Accumulated other comprehensive income
  (loss)                                          -               -           -           -             -          -
                                           -------------------------------------------------------------------------
Total common stockholders' equity                (1)              -           4         309            46       475
                                           -------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                       $  -             $ -         $ 5        $309        $2,079       $475
                                           =========================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)


                                                                                   PG&E Gas               Adjustments
                                                         PG&E         PG&E Gas     Transmission                 and
                                                       Enterprise   Transmission      Texas      NEG Inc   Eliminations
ASSETS
Current Assets
  Cash and cash equivalents                             $   432         $    5           $  -    $  301      $      -
Restricted cash                                              53              -              -         -             -
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                2,627             99            301         -          (307)
  Inventory                                                 101             10              -         -             -
  Price risk management assets, current                   2,039              -              -         -             -
  Prepaid expenses, deposits and other                      351              3              -         -             -
                                                       ---------------------------------------------------------------
  Total current assets                                    5,603            117            301       301          (307)
                                                       ---------------------------------------------------------------
Property, Plant, and Equipment
   Property, plant and equipment in service               2,193          1,554              -         -             -
   Accumulated depreciation and decommissioning            (213)          (544)             -         -             -
   Construction work in progress                            641              9              -         -             -
                                                       ---------------------------------------------------------------
   Net property, plant, and equipment                     2,621          1,019              0         0             0
                                                       ---------------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                     536              -              -         -             -
  Investment in unconsolidated affiliates                   413              -              -     1,979        (1,978)
  Goodwill, net of accumulated amortization                 100              -              -         -             -
  Price risk management assets, noncurrent                2,026              -              -         -             -
  Investment in development projects                        131              -              -         -             -
  Other                                                      93             63              -         -             -
                                                       ---------------------------------------------------------------
   Total noncurrent assets                                3,299             63              0     1,979        (1,978)
                                                       ---------------------------------------------------------------
TOTAL ASSETS                                            $11,523         $1,199           $301    $2,280       $(2,285)
                                                       ===============================================================


                                                         PG&E National
                                                             Energy
                                                             Group
ASSETS
Current Assets
  Cash and cash equivalents                                 $   738
Restricted cash                                                  53
  Accounts receivable, trade (net of allowance                    0
       for uncollectibles)                                    2,720
  Inventory                                                     111
  Price risk management assets, current                       2,039
  Prepaid expenses, deposits and other                          354
                                                            --------
  Total current assets                                        6,015
                                                            --------
Property, Plant, and Equipment
   Property, plant and equipment in service                   3,747
   Accumulated depreciation and decommissioning                (757)
   Construction work in progress                                650
                                                            --------
   Net property, plant, and equipment                         3,640
                                                            --------
Other Noncurrent Assets
  Long-term receivables                                         536
  Investment in unconsolidated affiliates                       414
  Goodwill, net of accumulated amortization                     100
  Price risk management assets, noncurrent                    2,026
  Investment in development projects                            131
  Other                                                         156
   Total noncurrent assets                                    3,363
                                                           ---------
TOTAL ASSETS                                                $13,018
                                                           =========

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                                      PG&E Gas                 Adjustments   PG&E National
                                             PG&E       PG&E Gas    Transmission                   and           Energy
                                          Enterprise  Transmission      Texas      NEG Inc    Eliminations       Group
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                      $   519        $    -        $    -     $    -        $     -         $   519
  Current portion of long-term debt               16             1             -          -              -              17
  Obligations due affiliates                       -             -             -          -              -               -
  Accounts payable                                                                                                       -
    Trade                                      2,152            20             -        305           (307)          2,170
     Parent                                      475             1             -          4              -             480
  Accrued expenses                               196            37           (32)        (3)             -             198
  Price risk management                        1,999             -             -          -              -           1,999
  Out-of-market contractual
   obligations                                   141             -             -          -              -             141
  Other                                          239             2             -          -              -             241
                                            --------------------------------------------------------------------------------
  Total current liabilities                    5,737            61           (32)       306           (307)          5,765
                                            --------------------------------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                 852           538             -          -              -           1,390
  Deferred income taxes                          571           189            (4)         -              -             756
  Price risk management liabilities,
   noncurrent                                  1,867             -             -          -              -           1,867
  Out of market contractual obligations          800             -             -          -              -             800
  Other                                           37            24             -          -              -              61
                                            --------------------------------------------------------------------------------
  Total noncurrent liabilities                 4,127           751            (4)         0              0           4,874
                                            --------------------------------------------------------------------------------
Minority Interest                                 17             1             -          -              -              18

Preferred Stock of Subsidiary                     57             -             -          -              -              57

Common Stockholders' Equity
  Capital stock,                                   -             -             -          -              -               -
  Paid-in capital                              1,300           328         1,305      2,348         (1,628)          3,653
  Retained earnings                              285            58          (968)      (374)          (350)         (1,349)
                                            --------------------------------------------------------------------------------
  Other comprehensive income
   Total Common Stockholders' Equity           1,585           386           337      1,974         (1,978)          2,304
                                            --------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                 $11,523        $1,199        $  301     $2,280        $(2,285)        $13,018
                                            ================================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET (in millions)
DECEMBER 31, 2000
(unaudited)

                                                   PG&E National     PG&E                                 Adjustments
                                                    Energy Group   Overseas,  Quantum         PG&E            and           PG&E
                                                   Holdings Corp      Inc     Ventures  Enterprises, Inc  Eliminations   Enterprise
ASSETS
Current Assets
  Cash and cash equivalents                           $   431         $ -        $ -           $ -          $      -       $   431
Restricted cash                                            53           -          -             -                 -            53
  Accounts receivable, trade (net of allowance                                                                                   0
       for uncollectibles)                              2,707           -          2             -               (81)        2,628
  Inventory                                               101           -          -             -                 -           101
  Price risk management assets, current                 2,039           -          -             -                 -         2,039
  Prepaid expenses, deposits and other                    351           -          -             -                 -           351
                                                   --------------------------------------------------------------------------------
  Total current assets                                  5,682           -          2             -               (81)        5,603
                                                   --------------------------------------------------------------------------------

Property, Plant, and Equipment
    Property, plant and equipment in service            2,193           -          -             -                 -         2,193
    Accumulated depreciation and decommissioning         (213)          -          -             -                 -          (213)
  Construction work in progress                           641           -          -             -                 -           641
                                                   --------------------------------------------------------------------------------
   Net property, plant, and equipment                   2,621           -          -             -                 -         2,621
                                                   --------------------------------------------------------------------------------

Other Noncurrent Assets
  Long-term receivables                                   536           -          -             -                 -          536
  Investment in unconsolidated affiliates                 413           -          -         1,680            (1,680)         413
  Goodwill, net of accumulated amortization               100           -          -             -                 -          100
  Price risk management assets, noncurrent              2,026           -          -             -                 -        2,026
  Investment in development projects                      131           -          -             -                 -          131
  Other                                                    93           -          -             -                 -           93
                                                   --------------------------------------------------------------------------------
   Total noncurrent assets                              3,299           -          -         1,680            (1,680)       3,299
                                                   --------------------------------------------------------------------------------
TOTAL ASSETS                                          $11,602         $ -         $2        $1,680           $(1,761)     $11,523
                                                   ================================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                   PG&E National     PG&E                                 Adjustments
                                                    Energy Group   Overseas,  Quantum         PG&E            and           PG&E
                                                   Holdings Corp      Inc     Ventures  Enterprises, Inc  Eliminations   Enterprise
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                               $   519         $ -      $   -         $    -         $     -        $   519
  Current portion of long-term debt                         8           -          8              -               -             16
  Obligations due affiliates                                0           -          -              -               -              -
  Accounts payable
    Trade                                               2,143           1          9             81             (81)         2,153
     Parent                                               461           -         14              -               -            475
  Accrued expenses                                        209           -        (21)             7               -            195
  Price risk management                                 1,999           -          -              -               -          1,999
  Out-of-market contractual obligations                   141           -          -              -               -            141
  Other                                                   235           -          4              -               -            239
                                                   --------------------------------------------------------------------------------
  Total current liabilities                             5,715           1         14             88             (81)         5,737
                                                   --------------------------------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                          848           -          4              -               -            852
  Deferred income taxes                                   580           -         (9)             -               -            571
  Price risk management liabilities, noncurrent         1,867           -          -              -               -          1,867
 Out of market contractual obligations                    800           -          -              -               -            800
 Other                                                     36           -           -             -               -             36
                                                   --------------------------------------------------------------------------------
  Total noncurrent liabilities                          4,131           -         (5)             -               -          4,126
                                                   --------------------------------------------------------------------------------
Minority Interest                                          18           -          -              -               -             18

Preferred Stock of Subsidiary                              57           -          -              -               -             57

Common Stockholders' Equity
   Capital stock,                                           3           -          -              -              (3)             -
   Paid-in capital                                      1,297           5        231          1,300          (1,533)         1,300
  Retained earnings                                       381          (6)      (238)           292            (144)           285
  Other comprehensive income                                -           -          -              -               -              -
                                                   --------------------------------------------------------------------------------
   Total Common Stockholders' Equity                    1,681          (1)        (7)         1,592          (1,680)         1,585
                                                   --------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                          $11,602         $ -      $   2         $1,680         $(1,761)       $11,523
                                                   ================================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)


                                                                                 PG&E      Adjustments
                                                                 PG&E         Overseas,       and             PG&E
                                                              Australia         Inc       Eliminations     Overseas, Inc
ASSETS
Current Assets
  Cash and cash equivalents                                      $ -           $ -           $ -              $ -
  Restricted cash                                                  -             -             -                -
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                         -             1            (1)               -
  Inventory                                                        -             -             -                -
  Price risk management assets, current                            -             -             -                -
  Prepaid expenses, deposits and other                             -             -             -                -
                                                                 ------------------------------------------------
  Total current assets                                             -             1            (1)               -
                                                                 ------------------------------------------------
Property, Plant, and Equipment
  Property, plant and equipment in service                         -             -             -                -
  Accumulated depreciation and decommissioning                     -             -             -                -
  Construction work in progress                                    -             -             -                -
                                                                 ------------------------------------------------
   Net property, plant, and equipment                              -             -             -                -
                                                                 ------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                            -             -             -                -
  Investment in unconsolidated affiliates                          -            (1)            1                -
  Goodwill, net of accumulated amortization                        -             -             -                -
  Price risk management assets, noncurrent                         -             -             -                -
  Investment in development projects                               -             -             -                -
  Other                                                            -             -             -                -
                                                                 ------------------------------------------------
   Total noncurrent assets                                         -            (1)            1                -
                                                                 ------------------------------------------------
TOTAL ASSETS                                                     $ -           $ -            $ -             $ -
                                                                 =================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET (in millions)
DECEMBER 31, 2000
(unaudited)


                                                                               PG&E         Adjustments
                                                                 PG&E        Overseas,          and            PG&E
                                                              Australia        Inc          Eliminations    Overseas, Inc
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                          $ -           $ -             $ -            $ -
  Current portion of long-term debt                                -             -               -              -
  Obligations due affiliates                                       -             -               -              -
  Accounts payable                                                                                              -
    Trade                                                          1             1              (1)             1
     Parent                                                        -             -               -              -
  Accrued expenses                                                 -             -               -              -
  Price risk management                                            -             -               -              -
  Out-of-market contractual obligations                            -             -               -              -
  Other                                                            -             -               -              -
                                                                 ------------------------------------------------
  Total current liabilities                                        1             1              (1)             1
                                                                 ------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                                   -             -               -              -
  Deferred income taxes                                            -             -               -              -
  Price risk management liabilities, noncurrent                    -             -               -              -
 Out of market contractual obligations                             -             -               -              -
 Other                                                             -             -               -              -
                                                                 ------------------------------------------------
  Total noncurrent liabilities                                     -             -               -              -
                                                                 ------------------------------------------------
Minority Interest                                                  -             -               -              -

Preferred Stock of Subsidiary                                      -             -               -              -

Common Stockholders' Equity
  Capital stock,                                                   -             -               -              -
  Paid-in capital                                                  1             5              (1)             5
  Retained earnings                                               (2)           (6)              2             (6)
  Other comprehensive income
                                                                 ------------------------------------------------
   Total Common Stockholders' Equity                              (1)           (1)              1             (1)
                                                                 ------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                     $ -           $ -             $ -            $ -
                                                                 ================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                           PG&E                                     Adjustments
                                                      Energy Services     Barakat &       Quantum       and        Quantum
                                                       Ventures, Inc   Chamberlin, Inc.  Ventures   Eliminations  Ventures
ASSETS
Current Assets
  Cash and cash equivalents                                       $ -              $ -        $ -           $ -         $  -
  Restricted cash                                                   -                -          -             -            -
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                          1                -          -             -            1
  Inventory                                                         -                -          -             -            -
  Price risk management assets, current                             -                -          -             -            -
  Prepaid expenses, deposits and other                              -                -          -             -            -
                                                                ---------------------------------------------------------------
  Total current assets                                              1                -          -             -            1
                                                                ---------------------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                        -                -          -             -            -
    Accumulated depreciation and decommissioning                    -                -          -             -            -
  Construction work in progress                                     -                -          -             -            -
                                                                ---------------------------------------------------------------
   Net property, plant, and equipment                               -                -          -             -            -
                                                                ---------------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                             -                -          -             -            -
  Investment in unconsolidated affiliates                           -                -         (2)            2            -
  Goodwill, net of accumulated amortization                         -                -          -             -            -
  Price risk management assets, noncurrent                          -                -          -             -            -
  Investment in development projects                                -                -          -             -            -
  Other                                                             -                -          -             -            -
                                                                ---------------------------------------------------------------
   Total noncurrent assets                                          -                -         (2)            2            -
                                                                ---------------------------------------------------------------
TOTAL ASSETS                                                      $ 1              $ -        $(2)          $ 2          $ 1
                                                                 ==============================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)


                                                                  PG&E                                       Adjustments
                                                            Energy Services       Barakat &       Quantum        and
                                                             Ventures, Inc    Chamberlin, Inc.   Ventures   Eliminations
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                               $   -                $ -      $   -           $  -
  Current portion of long-term debt                                       -                  -          -              8
  Obligations due affiliates                                              -                  -          -              -
  Accounts payable
    Trade                                                                 9                  -          -              -
     Parent                                                              14                  -          -              -
  Accrued expenses                                                      (21)                 -          -              -
  Price risk management                                                   4                  -          -              -
  Out-of-market contractual obligations                                   -                  -          -              -
  Other                                                                   -                  -          -              -
                                                                      ----------------------------------------------------
  Total current liabilities                                               6                  -          -              8
                                                                      ----------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                                          7                  -          5             (8)
  Deferred income taxes                                                 (10)                 -          -              -
  Price risk management liabilities, noncurrent                           -                  -          -              -
 Out of market contractual obligations                                    -                  -          -              -
 Other                                                                    -                  -          -              -
                                                                      ----------------------------------------------------
  Total noncurrent liabilities                                           (3)                 -          5             (8)
                                                                      ----------------------------------------------------
Minority Interest                                                         -                  -          -              -

Preferred Stock of Subsidiary                                             -                  -          -              -

Common Stockholders' Equity
  Capital stock,                                                          -                  -          -              -
  Paid-in capital                                                        59                  1        231            (60)
  Retained earnings                                                     (61)                (1)      (238)            62
  Other comprehensive income                                              -                  -          -              -
                                                                      ----------------------------------------------------
   Total Common Stockholders' Equity                                     (2)                 -         (7)             2
                                                                      ----------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                           $  1                $ -      $  (2)          $  2
                                                                      ====================================================

                                                                Quantum
                                                               Ventures
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                         $   -
  Current portion of long-term debt                                 8
  Obligations due affiliates                                        -
  Accounts payable                                                  -
    Trade                                                           9
     Parent                                                        14
  Accrued expenses                                                (21)
  Price risk management                                             4
  Out-of-market contractual obligations                             -
  Other                                                             -
                                                                ------
  Total current liabilities                                        14
                                                                ------
Noncurrent Liabilities
  Long-term debt                                                    4
  Deferred income taxes                                           (10)
  Price risk management liabilities, noncurrent                     -
 Out of market contractual obligations                              -
 Other                                                              -
                                                                ------
  Total noncurrent liabilities                                     (6)
                                                                ------
Minority Interest                                                   -

Preferred Stock of Subsidiary                                       -

Common Stockholders' Equity
   Capital stock,                                                   -
   Paid-in capital                                                231
  Retained earnings                                              (238)
  Other comprehensive income                                        -
                                                                ------
   Total Common Stockholders' Equity                               (7)
                                                                ------
TOTAL LIABILITIES AND EQUITY                                    $   1
                                                                ======

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                          PG&E        PG&E                            Adjustments   PG&E National
                                                       Generating    Energy      PG&E      PG&E NEG       and        Energy Group
                                                      Company LLC   Trading   Properties   Holdings  Eliminations   Holdings Corp
ASSETS
Current Assets
  Cash and cash equivalents                                $  194    $  237          $ -     $    -        $    -         $   431
  Restricted cash                                              53         -            -          -             -              53
  Accounts receivable, trade (net of                                                                                            -
   allowance for uncollectibles)                              443     2,389           13         48          (186)          2,707
  Inventory                                                    57        45            -          -             -             102
  Price risk management assets, current                         -     2,051            -          -           (12)          2,039
  Prepaid expenses, deposits and other                          3       348            -          -             -             351
                                                         -------------------------------------------------------------------------
  Total current assets                                        750     5,070           13         48          (198)          5,683
                                                         -------------------------------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                2,091        53           49          -             -           2,193
    Accumulated depreciation and decommissioning             (198)      (12)          (2)         -             -            (212)
  Construction work in progress                               640         -            -          -             -             640
                                                         -------------------------------------------------------------------------
   Net property, plant, and equipment                       2,533        41           47          -             -           2,621
                                                         -------------------------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                       536         -            -          -             -             536
  Investment in unconsolidated affiliates                     411         -            2      1,768        (1,768)            413
  Goodwill, net of accumulated amortization                    71        30            -          -             -             101
  Price risk management assets, noncurrent                      -     2,026            -          -             -           2,026
  Investment in development projects                          131         -            -          -             -             131
  Other                                                        86         6            -          -             -              92
                                                         -------------------------------------------------------------------------
   Total noncurrent assets                                  1,235     2,062            2      1,768        (1,768)          3,299
                                                         -------------------------------------------------------------------------
TOTAL ASSETS                                               $4,518    $7,173          $62     $1,816       $(1,966)        $11,603
                                                         =========================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDAING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                    PG&E        PG&E                             Adjustments   PG&E National
                                                 Generating    Energy      PG&E      PG&E NEG        and       Energy Group
                                                 Company LLC  Trading   Properties   Holdings   Eliminations   Holdings Corp
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                               $  519   $    -       $    -     $    -        $     -         $   519
  Current portion of long-term debt                        8        -            -          -              -               8
  Obligations due affiliates                               -        -            -          -              -               -
  Accounts payable                                                                                                         -
    Trade                                                 89    2,225            3         12           (186)          2,143
     Parent                                              317        9            3        133              -             462
  Accrued expenses                                        81      123            -          5              -             209
  Price risk management                                    -    1,999            -          -              -           1,999
  Out-of-market contractual obligations                  141        -            -          -              -             141
  Other                                                    1      235            -          -              -             236
                                                     ------------------------------------------------------------------------
  Total current liabilities                            1,156    4,591            6        150           (186)          5,717
                                                     ------------------------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                         841        -            -          -              -             841
  Deferred income taxes                                  492      121            7          -              -             620
  Price risk management liabilities, noncurrent            -    1,867           (6)       (22)            (5)          1,834
 Out of market contractual obligations                   800        -            -          -              -             800
 Other                                                    17       19            -          -              -              36
                                                     ------------------------------------------------------------------------
  Total noncurrent liabilities                         2,150    2,007            1        (22)            (5)          4,131
                                                     ------------------------------------------------------------------------
Minority Interest                                         17        -            -          -              -              17

Preferred Stock of Subsidiary                             58        -            -          -              -              58

Common Stockholders' Equity
  Capital stock,                                           -        -            -          3              -               3
  Paid-in capital                                          -      684           24      1,297           (708)          1,297
  Retained earnings                                    1,137     (109)          31        388         (1,067)            380
  Other comprehensive income                               -        -            -          -              -               -
                                                     ------------------------------------------------------------------------
   Total Common Stockholders' Equity                   1,137      575           55      1,688         (1,775)          1,680
                                                     ------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                          $4,518   $7,173       $   62     $1,816        $(1,966)        $11,603
                                                     ========================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                                        PG&E Energy    PG&E Energy   PG&E Energy    Adjustments
                                                            PG&E       Trading Power   Trading Gas     Trading          and
                                                        International  Holdings Corp   Corporation     Holdings    Eliminations
ASSETS
Current Assets
  Cash and cash equivalents                                       $74        $     -        $    7          $156          $   -
  Restricted cash                                                   -              -             -             -              -
  Accounts receivable, trade (net of
   allowance for uncollectibles)                                    1          1,192         1,252           (62)             7
  Inventory                                                         -              -            45             -              -
  Price risk management assets, current                             -          1,674           436             -              -
  Prepaid expenses, deposits and other                              -            112           235             -              -
                                                                -----------------------------------------------------------------
  Total current assets                                             75          2,978         1,975            94              7
                                                                -----------------------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                        -             26            28             -              -
    Accumulated depreciation and decommissioning                    -             (1)          (12)            -              -
  Construction work in progress                                     -              -             -             -              -
                                                                -----------------------------------------------------------------
   Net property, plant, and equipment                               -             25            16             -              -
                                                                -----------------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                             -              -             -             -              -
  Investment in unconsolidated affiliates                           -              -             -           510           (510)
  Goodwill, net of accumulated amortization                         -              2            27             -              -
  Price risk management assets, noncurrent                          -          1,833           193             -              -
  Investment in development projects                                -              -             6             -              -
  Other                                                             -              -             -             -              -
                                                                -----------------------------------------------------------------
   Total noncurrent assets                                          -          1,835           226           510           (510)
                                                                -----------------------------------------------------------------
TOTAL ASSETS                                                      $75         $4,838        $2,217          $604          $(503)
                                                                =================================================================



                                                                PG&E Energy     Adjustments   Consolidated
                                                               Trading Power        and          Trading
                                                               Holdings Corp   Eliminations     Business
ASSETS
Current Assets
  Cash and cash equivalents                                          $  237           $  -         $  237
  Restricted cash                                                         -              -              -
  Accounts receivable, trade (net of
   allowance for uncollectibles)                                      2,390              -          2,390
  Inventory                                                              45              -             45
  Price risk management assets, current                               2,110            (59)         2,051
  Prepaid expenses, deposits and other                                  347              -            347
                                                                 -----------------------------------------
  Total current assets                                                5,129            (59)         5,070
                                                                 -----------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                             54              -             54
    Accumulated depreciation and decommissioning                        (13)             -            (13)
  Construction work in progress                                           -              -              -
                                                                 -----------------------------------------
   Net property, plant, and equipment                                    41              -             41
                                                                 -----------------------------------------
Other Noncurrent Assets
  Long-term receivables                                                   -              -              -
  Investment in unconsolidated affiliates                                 -              -              -
  Goodwill, net of accumulated amortization                              29              -             29
  Price risk management assets, noncurrent                            2,026              -          2,026
  Investment in development projects                                      6              -              6
  Other                                                                   -              -              -
                                                                 -----------------------------------------
   Total noncurrent assets                                            2,061              -          2,061
                                                                 -----------------------------------------
TOTAL ASSETS                                                         $7,231           $(59)        $7,172
                                                                 =========================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)


                                                                         PG&E Energy    PG&E Energy   PG&E Energy    Adjustments
                                                             PG&E       Trading Power   Trading Gas     Trading          and
                                                        International   Holdings Corp   Corporation     Holdings    Eliminations
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                           $ -         $     -      $     -         $   -           $  -
  Current portion of long-term debt                                 -               -            -             -              -
  Obligations due affiliates                                        -               -            -             -              -
  Accounts payable
    Trade                                                           -           1,122        1,088             8              7
     Parent                                                         -               -           10            (1)             -
  Accrued expenses                                                  -              49           54            20              -
  Price risk management                                             -           1,655          404             -              -
  Out-of-market contractual obligations                             -             132          102             -              -
  Other                                                             -               -            -             -              -
                                                        -------------------------------------------------------------------------
  Total current liabilities                                         -           2,958        1,658            27              7
                                                        -------------------------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                                    -               -            -             -              -
  Deferred income taxes                                             -              68           51             1              -
  Price risk management liabilities, noncurrent                     -           1,689          178             -              -
 Out of market contractual obligations                              -               -            -             -              -
 Other                                                              -              18            1             -              -
                                                        -------------------------------------------------------------------------
  Total noncurrent liabilities                                      -           1,775          230             1              -
                                                        -------------------------------------------------------------------------
Minority Interest                                                   -               2            -             -            (23)
Preferred Stock of Subsidiary                                       -               -            -             -              -

Common Stockholders' Equity
  Capital stock,                                                    -               -            -             -              -
  Paid-in capital                                                  82              48          529           565           (659)
  Retained earnings                                                (7)             55         (200)           11            172
  Other comprehensive income                                        -               -            -             -              -
                                                        -------------------------------------------------------------------------
   Total Common Stockholders' Equity                               75             103          329           576           (487)
                                                        -------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                      $75          $4,838       $2,217          $604         $ (503)
                                                        =========================================================================


                                                           PG&E Energy     Adjustments   Consolidated
                                                          Trading Power        and          Trading
                                                          Holdings Corp   Eliminations     Business
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                        $    -          $   -         $    -
  Current portion of long-term debt                                 -              -              -
  Obligations due affiliates                                        -              -              -
  Accounts payable                                                  -              -              -
    Trade                                                       2,225              -          2,225
     Parent                                                         9              -              9
  Accrued expenses                                                123              -            123
  Price risk management                                         2,059            (59)         2,000
  Out-of-market contractual obligations                           234              -            234
  Other                                                             -              -              -
                                                             ---------------------------------------
  Total current liabilities                                     4,650            (59)         4,591
                                                             ---------------------------------------
Noncurrent Liabilities
  Long-term debt                                                    -              -              -
  Deferred income taxes                                           120              -            120
  Price risk management liabilities, noncurrent                 1,867              -          1,867
 Out of market contractual obligations                              -              -              -
 Other                                                             19              -             19
                                                             ---------------------------------------
  Total noncurrent liabilities                                  2,006              -          2,006
                                                             ---------------------------------------
Minority Interest                                                 (21)            21              -
Preferred Stock of Subsidiary                                       -              -              -

Common Stockholders' Equity
  Capital stock,                                                    -              -              -
  Paid-in capital                                                 565            119            684
  Retained earnings                                                31           (140)          (109)
  Other comprehensive income                                        -              -              -
                                                             ---------------------------------------
   Total Common Stockholders' Equity                              596            (21)           575
                                                             ---------------------------------------
TOTAL LIABILITIES AND EQUITY                                   $7,231          $ (59)        $7,172
                                                             =======================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                       PG&E         Gannet     Rocksavage  PG&E Int'l                   Adjustments       PG&E
                                     Overseas        Power     Services I  Development      PG&E            and       International
                                  Holdings I Ltd  Corporation     Inc       Holdings    International  Eliminations        Inc
ASSETS
Current Assets
  Cash and cash equivalents             $74           $ -         $ -         $ -            $ -           $  -            $74
  Restricted cash                         -             -           -           -              -              -              -
  Accounts receivable, trade
    (net of allowance for
    uncollectibles)                       1             -           -           -              1             (1)             1
  Inventory                               -             -           -           -              -              -              -
  Price risk management assets,
    current                               -             -           -           -              -              -              -
  Prepaid expenses, deposits and
    other                                 -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
  Total current assets                   75             -           -           -              1             (1)            75
                                  -------------------------------------------------------------------------------------------------

Property, Plant, and Equipment
  Property, plant and equipment
    in service                            -             -           -           -              -              -              -
  Accumulated depreciation and
    decommissioning                       -             -           -           -              -              -              -
  Construction work in progress           -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
  Net property, plant, and
    equipment                             -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------

Other Noncurrent Assets
  Long-term receivables                   -             -           -           -              -              -              -
  Investment in unconsolidated
    affiliates                            -             -           -           -             75            (75)             -
  Goodwill, net of accumulated
    amortization                          -             -           -           -              -              -              -
  Price risk management assets,
    noncurrent                            -             -           -           -              -              -              -
  Investment in development
    projects                              -             -           -           -              -              -              -
  Other                                   -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
   Total noncurrent assets                -             -           -           -             75            (75)             -
                                  -------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $75           $ -         $ -         $ -            $76           $(76)           $75
                                  =================================================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET (in millions)
DECEMBER 31, 2000
(unaudited)

                                       PG&E         Gannet     Rocksavage  PG&E Int'l                   Adjustments       PG&E
                                     Overseas        Power     Services I  Development      PG&E            and       International
                                  Holdings I Ltd  Corporation     Inc       Holdings    International  Eliminations        Inc
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                 $ -          $  -         $ -         $ -            $ -           $  -            $ -
  Current portion of long-term
    debt                                  -             -           -           -              -              -              -
  Obligations due affiliates              -             -           -           -              -              -              -
  Accounts payable
    Trade                                 1            (1)          -           -              1             (1)             -
     Parent                               1            (1)          -           -              -              -              -
  Accrued expenses                        -             -           -           -              -              -              -
  Price risk management                   -             -           -           -              -              -              -
  Out-of-market contractual
    obligations                           -             -           -           -              -              -              -
  Other                                   -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
  Total current liabilities               2            (2)          -           -              1             (1)             -
                                  -------------------------------------------------------------------------------------------------

Noncurrent Liabilities
  Long-term debt                          -             -           -           -              -              -              -
  Deferred income taxes                   -             -           -           -              -              -              -
  Price risk management
    liabilities, noncurrent               -             -           -           -              -              -              -
  Out of market contractual
    obligations                           -             -           -           -              -              -              -
  Other                                   -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
  Total noncurrent liabilities            -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------

Minority Interest                         -             -           -           -              -              -              -

Preferred Stock of Subsidiary             -             -           -           -              -              -              -

Common Stockholders' Equity
  Capital stock,                          -             -           -           -              -              -              -
  Paid-in capital                         1             4           -           -             82             (5)            82
  Retained earnings                      72            (2)          -           -             (7)           (70)            (7)
  Other comprehensive income              -             -           -           -              -              -              -
                                  -------------------------------------------------------------------------------------------------
   Total Common Stockholders'
     Equity                              73             2           -           -             75            (75)            75
                                  -------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY            $75           $ -         $ -         $ -            $76           $(76)           $75
                                  =================================================================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                       PG&E Corporation   PG&E Overseas    Adjustments         PG&E
                                                          Australian        Holdings I         and           Overseas
                                                         Holdings Pty          Ltd         Eliminations    Holdings I Ltd
ASSETS
Current Assets
  Cash and cash equivalents                                   $ 3             $ 72            $   -             $ 75
  Restricted cash                                               -                -                -                -
  Accounts receivable, trade (net of allowance                  -                -                -                -
       for uncollectibles)                                     66                1              (66)               1
  Inventory                                                     -                -                -                -
  Price risk management assets, current                         -                -                -                -
  Prepaid expenses, deposits and other                          -                -                -                -
                                                              ------------------------------------------------------
  Total current assets                                         69               73              (66)              76
                                                              ------------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                    -                -                -                -
    Accumulated depreciation and decommissioning                -                -                -                -
  Construction work in progress                                 -                -                -                -
                                                              ------------------------------------------------------
   Net property, plant, and equipment                           -                -                -                -
                                                              ------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                         -                -                -                -
  Investment in unconsolidated affiliates                       -               69              (69)               -
  Goodwill, net of accumulated amortization                     -                -                -                -
  Price risk management assets, noncurrent                      -                -                -                -
  Investment in development projects                            -                -                -                -
  Other                                                         -                -                -                -
                                                              ------------------------------------------------------
   Total noncurrent assets                                      -               69              (69)               -
                                                              ------------------------------------------------------
TOTAL ASSETS                                                  $69             $142            $(135)             $76
                                                              ======================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                  PG&E Corporation     PG&E Overseas       Adjustments            PG&E
                                                     Australian          Holdings I           and               Overseas
                                                    Holdings Pty            Ltd            Eliminations       Holdings I Ltd
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                 $ -                $   -              $   -               $  -
  Current portion of long-term debt                       -                    -                  -                  -
  Obligations due affiliates                              -                    -                  -                  -
  Accounts payable
    Trade                                                 -                   68                (66)                 2
     Parent                                               -                    1                  -                  1
  Accrued expenses                                        -                    -                  -                  -
  Price risk management                                   -                    -                  -                  -
  Out-of-market contractual obligations                   -                    -                  -                  -
  Other                                                   -                    -                  -                  -
                                                        --------------------------------------------------------------
  Total current liabilities                               -                   69                (66)                 3
                                                        --------------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                          -                    -                  -                  -
  Deferred income taxes                                   -                    -                  -                  -
  Price risk management liabilities, noncurrent           -                    -                  -                  -
 Out of market contractual obligations                    -                    -                  -                  -
 Other                                                    -                    -                  -                  -
                                                        --------------------------------------------------------------
  Total noncurrent liabilities                            -                    -                  -                  -
                                                        --------------------------------------------------------------
Minority Interest                                        73                    -                (73)                 -

Preferred Stock of Subsidiary                             -                    -                  -                  -

Common Stockholders' Equity
   Capital stock,                                         -                    -                  -                  -
   Paid-in capital                                       (4)                   1                  -                 (3)
  Retained earnings                                       -                   72                  4                 76
  Other comprehensive income                              -                    -                  -                  -
                                                        --------------------------------------------------------------
   Total Common Stockholders' Equity                     (4)                  73                  4                 73
                                                        --------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                            $69                 $142              $(135)               $76
                                                        ==============================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                                                                         The Conway
                                                                                     Gilia                 Ranch
                                                                                  Enterprises   DPR Inc   Company    BPS I Inc
                                                                                  --------------------------------------------
ASSETS
Current Assets                                                                       $      -    $    -    $    -    $    -
  Cash and cash equivalents                                                                 -         -         -         -
  Restricted cash
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                                                  1         -         -         3
  Inventory                                                                                 -         -         -         -
  Price risk management assets, current                                                     -         -         -         -
  Prepaid expenses, deposits and other                                                      -         -         -         -
                                                                                     --------------------------------------
  Total current assets                                                                      1         -         -         3
                                                                                     --------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                                                -         -         -         -
    Accumulated depreciation and decommissioning                                            -         -         -         -
  Construction work in progress                                                             -         -         -         -
                                                                                     --------------------------------------
   Net property, plant, and equipment                                                       -         -         -         -
                                                                                     --------------------------------------
Other Noncurrent Assets
  Long-term receivables                                                                     -         -         -         -
  Investment in unconsolidated affiliates                                                  (1)        -         3        (2)
  Goodwill, net of accumulated amortization                                                 -         -         -         -
  Price risk management assets, noncurrent                                                  -         -         -         -
  Investment in development projects                                                        -         -         -         -
  Other                                                                                     -         -         -         -
                                                                                     --------------------------------------
   Total noncurrent assets                                                                 (1)        -         3        (2)
                                                                                     --------------------------------------
TOTAL ASSETS                                                                              $ -    $    -    $    3    $    1
                                                                                     ======================================



                                                                 Oak Creek    Marengo Ranch      Conway         Alhambra
                                                                Associates        Joint      Conservancy Gr      Pacific
                                                               Joint Venture     Venture      Joint Venture   Joint Venture
                                                               --------------------------------------------------------------
ASSETS
Current Assets                                                       $    -      $     -          $     -        $      -
  Cash and cash equivalents                                               -            -                -               -
  Restricted cash
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                                -            -                8               -
  Inventory                                                               -            -                -               -
  Price risk management assets, current                                   -            -                -               -
  Prepaid expenses, deposits and other                                    -            -                -               -
                                                                     --------------------------------------------------------
  Total current assets                                                    -            -                8               -
                                                                     --------------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                              1           17               39               7
    Accumulated depreciation and decommissioning                          -            -               (2)              -
  Construction work in progress                                           -            -                -               -
                                                                     --------------------------------------------------------
   Net property, plant, and equipment                                     1           17               37               7
                                                                     --------------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                                   -            -                -               -
  Investment in unconsolidated affiliates                                 -            -                -               -
  Goodwill, net of accumulated amortization                               -            -                -               -
  Price risk management assets, noncurrent                                -            -                -               -
  Investment in development projects                                      -            -                -               -
  Other                                                                   -            -                -               -
                                                                     --------------------------------------------------------
   Total noncurrent assets                                                -            -                -               -
                                                                     --------------------------------------------------------
TOTAL ASSETS                                                            $ 1      $    17          $    45        $      7
                                                                     ========================================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                               Valley Real      Adjustments
                                                                 Estate             and           Consolidated
                                                                  Inc           Eliminations        Properties
                                                             -------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                                      $      -          $      -             $    -
  Restricted cash                                                       -                 -                  -
  Accounts receivable, trade (net of allowance
       for uncollectibles)                                              -                 -                 12
  Inventory                                                             -                 -                  -
  Price risk management assets, current                                 -                 -                  -
  Prepaid expenses, deposits and other                                  -                 -                  -
                                                             -------------------------------------------------
  Total current assets                                                  -                 -                 12
                                                             -------------------------------------------------
Property, Plant, and Equipment
    Property, plant and equipment in service                            -               (15)                49
    Accumulated depreciation and decommissioning                        -                 -                 (2)
  Construction work in progress                                         -                 -                  -
                                                             -------------------------------------------------
   Net property, plant, and equipment                                   -               (15)                47
                                                             -------------------------------------------------
Other Noncurrent Assets
  Long-term receivables                                                 -                 -                  -
  Investment in unconsolidated affiliates                               -                 1                  1
  Goodwill, net of accumulated amortization                             -                 -                  -
  Price risk management assets, noncurrent                              -                 -                  -
  Investment in development projects                                    -                 -                  -
  Other                                                                 -                 -                  -
                                                             -------------------------------------------------
   Total noncurrent assets                                              -                 1                  1
                                                             -------------------------------------------------
TOTAL ASSETS                                                     $      -          $    (14)            $   60
                                                              ================================================


PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)
                                                                                    The Conway                Oak Creek
                                                               Gilia                  Ranch                  Associates
                                                            Enterprises   DPR Inc    Company    BPS I Inc   Joint Venture
                                                            -------------------------------------------------------------
LIABILITIES AND EQUITY
         Current Liabilities
  Short-term borrowings                                          $    -   $     -   $      -    $     -      $     -
  Current portion of long-term debt                                   -         -          -          -            -
  Obligations due affiliates                                          -         -          -          -            -
  Accounts payable
    Trade                                                             -         -          3          -            -
    Parent                                                            -         -          -          -            1
  Accrued expenses                                                    -         -          -          -            -
  Price risk management                                               -         -          -          -            -
  Out-of-market contractual obligations                               -         -          -          -            -
  Other                                                               -         -          -          -            -
                                                          ----------------------------------------------------------
  Total current liabilities                                           -         -          3          -            1
                                                          ----------------------------------------------------------
Noncurrent Liabilities
  Long-term debt                                                      -         -          6          -            -
  Deferred income taxes                                               -         -         (3)        (3)           -
  Price risk management liabilities, noncurrent                       -         -          -          -            -
 Out of market contractual obligations                                -         -          -          -            -
 Other                                                                -         -          -          -            -
                                                          ----------------------------------------------------------
  Total noncurrent liabilities                                        -         -          3         (3)           -
                                                          ----------------------------------------------------------

Minority Interest                                                     -         -          -          -            -

Preferred Stock of Subsidiary                                         -         -          -          -            -

Common Stockholders' Equity
   Capital stock, $1.00 par value; 1,000 shares issued
      and outstanding                                                 -         -           -         -            -
   Paid-in capital                                                    2         -           3         8            -
  Retained earnings                                                  (2)        -          (6)       (4)           -
  Other comprehensive income                                          -         -           -         -            -
                                                          ----------------------------------------------------------
   Total Common Stockholders' Equity                                  -         -          (3)        4            -
                                                          ----------------------------------------------------------
TOTAL LIABILITIES AND EQUITY                                     $    -   $     -       $   3   $     1      $     1
                                                          ==========================================================


                                                                   Marengo Ranch    Conway         Alhambra
                                                                      Joint      Conservancy Gr     Pacific
                                                                     Venture     Joint Venture   Joint Venture
                                                                   ----------------------------------------------
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                                             $   -         $   -           $   -
  Current portion of long-term debt                                     -             -               -
  Obligations due affiliates                                            -             -               -
  Accounts payable
    Trade                                                               -             -               1
    Parent                                                              -             -               -
  Accrued expenses                                                      -             -               -
  Price risk management                                                 -             -               -
  Out-of-market contractual obligations                                 -             -               -
  Other                                                                 -             -               -
                                                                    ---------------------------------------------
  Total current liabilities                                             -             -               1
                                                                    ---------------------------------------------
Noncurrent Liabilities
  Long-term debt                                                        -             -               -
  Deferred income taxes                                                 -             -               -
  Price risk management liabilities, noncurrent                         -             -               -
 Out of market contractual obligations                                  -             -               -
 Other                                                                  -             -               -
                                                                    ---------------------------------------------
  Total noncurrent liabilities                                          -             -               -
                                                                    ---------------------------------------------
Minority Interest                                                       -             -               -

Preferred Stock of Subsidiary                                           -             -               -

Common Stockholders' Equity
  Capital stock,                                                        -             -               -
  Paid-in capital                                                       -             -               8
  Retained earnings                                                    17            45              (2)
  Other comprehensive income                                            -             -               -
                                                                    ---------------------------------------------
   Total Common Stockholders' Equity                                   17            45               6
                                                                    ---------------------------------------------
TOTAL LIABILITIES AND EQUITY                                        $  17         $  45           $   7
                                                                    =============================================

PG&E NATIONAL ENERGY GROUP
CONSOLIDATING BALANCE SHEET  (in millions)
DECEMBER 31, 2000
(unaudited)

                                                      Valley Real   Adjustments
                                                        Estate          and       Consolidated
                                                         Inc       Eliminations    Properties
                                                      ------------------------------------------
LIABILITIES AND EQUITY
Current Liabilities
  Short-term borrowings                               $     -     $    -          $    -
  Current portion of long-term debt                         -          -               -
  Obligations due affiliates                                -          -               -
  Accounts payable                                                                     -
    Trade                                                   -          -               3
    Parent                                                  -          -               2
  Accrued expenses                                          -          -               -
  Price risk management                                     -          -               -
  Out-of-market contractual obligations                     -          -               -
  Other                                                     -          -               -
                                                      ------------------------------------------
  Total current liabilities                                 -          -               5
                                                      ------------------------------------------
Noncurrent Liabilities
  Long-term debt                                            -          -               6
  Deferred income taxes                                     -          -              (6)
  Price risk management liabilities, noncurrent             -          -               -
 Out of market contractual obligations                      -          -               -
 Other                                                      -          -               -
                                                      ------------------------------------------
  Total noncurrent liabilities                              -          -               -
                                                      ------------------------------------------
Minority Interest                                           -          -               -

Preferred Stock of Subsidiary                               -          -               -

Common Stockholders' Equity
  Capital stock,                                            -         -                -
  Paid-in capital                                           -         3               24
  Retained earnings                                         -       (17)              31
  Other comprehensive income                                -         -                -
                                                      ------------------------------------------
   Total Common Stockholders' Equity                        -       (14)              55
                                                      ------------------------------------------
TOTAL LIABILITIES AND EQUITY                          $     -     $ (14)          $   60
                                                      ==========================================

EXHIBIT B

If at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

  Item No.          Caption Heading
  (in millions)

      1.           Total assets at December 31, 1999                  $  29,470

      1.           Total assets at December 31, 2000                  $  35,291

      2.           Total operating revenue for the
                   period ending December 31, 1999                    $  20,820

      2.           Total operating revenue for the
                   period ending December 31, 2000                    $  26,232

      3.           Income available for common stock
                   at December 31, 1999                               $     (73)

      3.           Income available for common stock
                   at December 31, 2000                               $  (3,364)

EXHIBIT C

         An organizational chart showing the relationship of each Exempt Wholesale Generator (EWG) or foreign utility company to associate companies in the holding-company system.

         Exempt Wholesale Generators EWGs):
         ----------------------------------
         1.  PITTSFIELD GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Power Group, LLC
                     Beale Generating Company
                       JMC Altresco, Inc.
                         Altresco, Inc.
                           Pittsfield Generating Company, L.P.
                             Pittsfield Partners, Inc.
                               Pittsfield Generating Company, L.P.

         2.  SELKIRK COGEN PARTNERS, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
                     Beale Generating Company
                     (formerly J. Makowski Company, Inc.)
                       JMC Selkirk Holdings, Inc.
                         JMC Selkirk, Inc.
                           PentaGen Investors, L.P.
                          Selkirk Cogen Partners, L.P.
                               Selkirk Cogen Funding Corporation
                           Selkirk Cogen Partners, L.P.
                             Selkirk Cogen Funding Corporation
                       JMCS I Holdings, Inc.
                         PentaGen Investors, L.P.
                           Selkirk Cogen Partners, L.P.
                        Selkirk Cogen Funding Corporation

         3.  KEYSTONE URBAN RENEWAL LIMITED PARTNERSHIP

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
                     Eagle Power Corporation
                       Keystone Cogeneration Company, L.P.
                   Keystone Urban Renewal Limited Partnership

         4.  LOGAN GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.


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

           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
               Eagle Power Corporation
                 Logan Generating Company, L.P.

         5.  HERMISTON GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
                     Larkspur Power Corporation
                       Hermiston Generating Company, L.P.
                     Buckeye Power Corporation
                       Hermiston Generating Company, L.P.

         6.  MASSPOWER

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
                     Beale Generating Company
                       Indian Orchard Generating Company, Inc.
                         MASSPOWER, L.L.C.
                           MASSPOWER

         7.  MILLENNIUM POWER PARTNERS L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Energy Group, LLC
                   (formerly USGen Energy Group, LLC)
                     Peach III Power Corporation
                       Millennium Power Partners, L.P.
                     Black Hawk II Power Corporation
                       Millennium Power Partners, L.P.

         8.  CEDAR BAY GENERATING COMPANY, LIMITED PARTNERSHIP

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Power Group, LLC
                   (formerly USGen Power Group, LLC)
                     Raptor Holdings Company


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

                       Gray Hawk Power Corporation
                         Cedar Bay Cogeneration, Inc.
                           Cedar Bay Generating Company, Limited Partnership

         9.  NORTHAMPTON GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Power Group, LLC
                     Jaeger Power Corporation
                       Northampton Generating Company, L.P.
                         Northampton Fuel Supply Company, Inc.
                         Northampton Water Supply, Inc.

         10. SCRUBGRASS GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Power Group, LLC
                     Falcon Power Corporation
                       Scrubgrass Generating Company, L.P.
                       Scrubgrass Power Corp
                         Scrubgrass Generating Company, L.P.
                           Clearfield Properties, Inc.
                           Leechburg Properties, Inc.

         11. INDIANTOWN COGENERATION, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Power Group, LLC
                     Toyan Enterprises
                       Indiantown Cogeneration L.P.
                       Indiantown Project Investment Partnership L.P.
                         Indiantown Cogeneration, L.P.
                           Indiantown Cogeneration Funding Corporation

         12. CHAMBERS COGENERATION LIMITED PARTNERSHIP

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Power Group, LLC
                     Peregrine Power Corporation
                    Chambers Cogeneration Limited Partnership

         13. ATHENS GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                     Black Hawk Power Corporation
                       Athens Generating Company, L.P.
                     Peach I Power Corporation
                       Athens Generating Company, L.P.

         14. LA PALOMA GENERATING COMPANY, LLC

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises


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

               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                     PG&E Generating Energy Holdings, Inc.
                       La Paloma Generating Company, LLC

         15. LAKE ROAD GENERATING COMPANY, L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
           (formerly PG&E Diversified Investments, Inc.)
             PG&E Enterprises
               PG&E Shareholdings, Inc.
               (formerly PG&E Generating Company)
                 PG&E Generating Company, LLC
                 (formerly U.S. Generating Company, LLC)
                   PG&E Generating Energy Group, LLC
                   (formerly USGen Energy Group, LLC)
                     Peach IV Power Corporation
                       Lake Road Generating Company, L.P.
                     Black Hawk III Power Corporation
                       Lake Road Generating Company, L.P.

         16. MANTUA CREEK GENERATING COMPANY L.P.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                     Beech Power Corporation
                       Mantua Creek Generating Company L.P.
                         Plover Power Corporation
                           Mantua Creek Generating Company L.P.

         17. OKEECHOBEE GENERATING COMPANY, LLC

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                     PG&E Generating Energy Holdings, Inc.
                       Okeechobee Generating Company, LLC
                         Okeechobee Power Corporation
                           Okeechobee Generating Company, LLC

         18. USGEN NEW ENGLAND, INC.

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                     USGen New England, Inc.

         19. PG&E DISPERSED GENERATING COMPANY, LLC

         PG&E Corporation
           PG&E National Energy Group, Inc.
             PG&E Enterprises
               PG&E Shareholdings, Inc.
                 PG&E Generating Company, LLC
                   PG&E Generating Energy Group, LLC
                    PG&E Generating Energy Holdings, Inc.
                      PG&E Dispersed Generating Company, LLC
                        PG&E Dispersed Power Corporation
                          PG&E Dispersed Generating Company, LLC

        20.  LIBERTY GENERATING COMPANY, LLC

        PG&E Corporation

          PG&E National Energy Group, Inc.
            PG&E Enterprises
              PG&E Shareholdings, Inc.
                PG&E Generating Company, LLC
                  PG&E Generating Energy Group, LLC
                    PG&E Generating Energy Holdings, LLC
                      Liberty Generating Company, LLC
                    Liberty Generating Corporation
                      Liberty Generating Company, LLC

        21.  BADGER GENERATING COMPANY, LLC

        PG&E Corporation
          PG&E National Energy Group, Inc.
            PG&E Enterprises
              PG&E Shareholdings, Inc.
                PG&E Generating Company, LLC
                  PG&E Generating Energy Group, LLC
                    PG&E Generating Energy Holdings, LLC
                      Badger Generating Company, LLC
                    Badger Power Corporation
                      Badger Generating Company, LLC

          22.  MADISON WINDPOWER LLC

          PG&E Corporation
            PG&E National Energy Group, Inc.
              PG&E Enterprises
                PG&E Shareholdings, Inc.
                  PG&E Generating Company, LLC
                    PG&E Generating Energy Group, LLC
                      PG&E Generating Energy Holdings, LLC
                         Madison Windpower LLC
                      Madison Wind Power Corporation
                         Madison Windpower LLC

          23.  COVERT GENERATING COMPANY, LLC

          PG&E Corporation
            PG&E National Energy Group, Inc.
              PG&E Enterprises
                PG&E Shareholdings, Inc.
                  PG&E Generating Company, LLC
                    PG&E Generating Energy Group, LLC
                      PG&E Generating Energy Holdings, LLC
                        Covert Generating Company, LLC
                      Covert Power Corporation
                        Covert Generating Company, LLC


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

PG&E CORPORATION

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this thirtieth day of April, 2001.


                                PG&E Corporation





                                 By  PETER A. DARBEE
 ..............................................................
                                     PETER A. DARBEE
                                     Senior Vice President
                                     Chief Financial Officer and
                                     Treasurer


Corporate Seal

Attest:





LINDA Y. H. CHENG
 .............................................................
LINDA Y. H. CHENG
Corporate Secretary


Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed.

        Christopher P. Johns
        Controller
        PG&E Corporation
        One Market, Spear Tower, Suite 2400
        San Francisco, CA 94177


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